                        Aquila Gas Pipeline Corporation

                              File Number 1-12426

                                  Exhibit 10.1

               Acquisition Agreement for Oasis Pipe Line Company

                  dated June 6, 1996 between Dow Hydrocarbons

                     and Resources Inc. and AQP Holdings LP

                                   AGREEMENT


         THIS AGREEMENT ("Agreement") is made and entered into as of June 6, 1996 by and between Dow Hydrocarbons and Resources Inc., a Delaware corporation ("Seller") and AQP Holdings LP, a Delaware limited partnership ("Buyer").

                                    RECITALS

A.       Seller owns the Interests (as hereinafter defined); and

B. Seller desires to sell the Interests, and Buyer desires to purchase such Interests, upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the above premises, the mutual representations, warranties, covenants, and agreements herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE 1.
                         DEFINITIONS AND INTERPRETATION

         1.1 Definitions. As used in this Agreement and the Schedules hereto, each of the following terms shall have the meaning set forth below:

                 (a) "Affiliate" with respect to any Person, shall mean any other Person that controls, is controlled by or is under common control with the first Person.

                 (b) "Baseline Balance Sheet" shall mean the consolidated balance sheet of Oasis dated December 31, 1995.

                 (c) "Baseline Shareholders' Equity" shall mean $27,485,000, which represents the consolidated shareholders' equity of Oasis as of December 31, 1995.

                 (d) "Business," with respect to Oasis, shall mean all of the businesses in which Oasis is presently engaged, including without limitation, the business relating to the gathering, transportation, compressing, treating, purchase, processing and sale of natural gas or natural gas liquids, and, with respect to Oasis Finance, shall mean the business in which Oasis Finance is presently engaged.

                 (e) "Business Day" shall mean any day which is not a Saturday or Sunday or a day on which banks in the State of Texas are required to close.

                 (f) "Capital Improvement Program" shall mean the Oasis Capital Project Plan approved by the board of directors of Oasis for the year 1996, a copy of which is set forth in Schedule 1.1(f).

                 (g) "Channel" shall mean Channel Gas Marketing Company, a Delaware corporation, successor by merger to Channel Gas Supply Company, a Delaware corporation, formerly named Tenngasco Gas Supply Company.

                 (h) "Closing" shall mean the consummation of the purchase of the Interests.

                 (i) "Closing Date" shall mean (a) the first business day of the month following the month in which all of the conditions to the obligations of Buyer and Seller to consummate the transactions contemplated hereunder, as set forth in Articles 7 and 8, are satisfied, or (b) such other Business Day as Buyer and Seller shall agree in writing.

                 (j) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 (k)      "Common Stock" shall mean the common stock of Oasis.

                 (l)      "Companies" shall mean Oasis and Oasis Finance.

                 (m)      "Company" shall mean either Oasis or Oasis Finance.

                 (n) "Contracts" or "Other Agreements" shall mean all contracts, agreements, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments or other binding arrangements.

                 (o) "Controlled Group" shall mean a controlled group within the meaning of Section 412(n)(6)(B) of the Code.

                 (p) "Dividend" shall mean any distribution, whether in cash or in kind, on or with respect to the Common Stock and Preference Stock.

                 (q) "Dow" shall mean The Dow Chemical Company, a Delaware corporation.

                 (r) "Easements-Pipeline" shall mean all easements, rights-of-way, privileges, permits, grants, franchises and consents for the construction, laying, maintenance, use and/or operation of the facilities and properties of Oasis in, on, under and over streets, alleys, highways, roads, railroads, canals, rivers, waterways, public grounds or structures, privately owned land or elsewhere, used in connection with the Business.

                 (s) "Employee Policies and Procedures" shall mean all written employee manuals, policies, procedures and work-related rules that apply to employees of Oasis.

                 (t) "Employment Arrangement" shall mean (i) any plan, arrangement, program, or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for compensation or deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by either Company or under which either Company may incur any Liability, and (B) covers any employee or former employee of either Company (with respect to their relationship with such entities); and (ii) any agreement concerning terms and conditions of employment to which Oasis is a party with respect to any of its employees, including, without limitation, employment agreements, deferred compensation agreements, employee leasing agreements, employee service agreements, noncompetition agreements, severance agreements, and severance compensation agreements.

                 (u) "Enron" shall mean Enron Corp., a Delaware corporation.

                 (v) "Entity" shall mean any Person other than an individual.

                 (w) "Environmental Laws" shall mean (a) the following federal laws, and their state or local counterparts, as they are in effect as of the date of this Agreement: the Clean Air Act, the Clean Water Act (the Federal Water Pollution Control Act), the Safe Drinking Water Act, the Rivers and Harbors Act, the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund"), the Endangered Species Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-To-Know Act, the Occupational Safety and Health Act of 1970, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act of 1986, the Oil Pollution Act of 1990, and the Toxic Substances Control Act; (b) all other Laws and licensing requirements of any Governmental or Other Regulatory Body as are in effect as of the date of this Agreement, the purpose of which is to conserve, preserve, or protect the environment, or natural resources; and
(c) all applicable Laws as in effect as of the date of this Agreement, the purpose of which is to redress injuries to Persons, property or the environment caused by negligently or willfully releasing Hazardous Substances into the environment.

                 (x) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and regulations and rules issued pursuant to that Act.

                 (y) "GAAP" shall mean generally accepted accounting principles as applied in the United States. Whenever the term GAAP appears in connection with financial statements or matters which relate thereto, it shall be deemed to mean "GAAP, applied on a basis consistent with prior periods."

                 (z) "Government", "Governmental Agency" or "Other Regulatory Body" shall mean any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

                 (aa) "Hazardous Substances" shall mean flammables, explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances, crude oil, oil, petroleum, petroleum products, natural gas, geothermal resources, oil or natural gas exploration, production, and development wastes, and other substance in harmful quantities, toxic chemical, hazardous chemical and any substance defined or characterized as a "pollutant," "hazardous substance," "hazardous material," "hazardous waste," "solid waste," "waste," "toxic substance," "other substance," or "contaminant" under any Environmental Law.

                 (ab) "HPL" shall mean Houston Pipe Line Company, a Delaware corporation.

                 (ac) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                 (ad) "Information Requests" shall mean any written notification requesting the addressee to provide information in connection with an alleged obligation or duty by the addressee to investigate or remediate any contaminated soil, groundwater or surface water or an alleged violation of any Environmental Law.

                 (ae) "Intratex" shall mean Intratex Gas Company, a Delaware corporation.

                 (af) "Knowledge," when applied to Seller, shall encompass all facts and information which are within the knowledge of any of the officers or directors of Seller and the following persons: F.P. Knopp (and his replacement, if another person shall assume his duties related to the Companies prior to the Closing), B.J. Sumrall, Jr. (and his replacement, if another person shall assume his duties related to the Companies prior to the Closing), and J.A. Leffingwell (and his replacement, if another person shall assume his duties related to the Companies prior to the Closing). "Knowledge," when applied to Buyer, shall encompass all facts and information which are within the knowledge of any of the officers or directors of Buyer and John Shealy (and his replacement, if another person shall assume his duties prior to the Closing), Mitchell Roper (and his replacement, if another person shall assume his duties prior to the Closing), Damon Button (and his replacement, if another person shall assume his duties prior to the Closing) and Doug Westmoreland (and his replacement, if another person shall assume his duties prior to the Closing).

                 (ag) "Laws" shall mean any of the following which have been enacted, adopted, determined, promulgated, or applied by any Governmental or Other Regulatory Body or any court or arbitrator: (i) the common law and any other applicable statute, ordinance, code or other law, rule, regulation or ordinance, and (ii) orders, judgments, writs, judicial decisions, injunctions, decrees and arbitration awards to which either Company is a party or by which either Company or its Property is bound.

                 (ah) "Liabilities" shall mean, with respect to any Person, any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, of such Person or binding upon assets of such Person.

                 (ai) "Lien or Other Encumbrance," "Lien and Encumbrance," or "Lien" shall mean any lien, pledge, mortgage, security interest, claim, charge, option, right of first refusal, preferential purchase right, easement, proxy, transfer restriction under any stockholder or similar agreement, or other encumbrance of any nature whatsoever.

                 (aj) "Line Pack Gas Agreement" means the agreement of even date herewith providing for the disposition of certain line pack gas.

                 (ak) "Material Adverse Effect" shall mean an effect caused by any given matter, event or group of events, or other facts, which is adverse and material as to the consolidated assets, business, operations, prospects or financial condition of the Companies. In determining whether an effect is material and adverse, all relevant factors shall be taken into account, including without limitation all damages, costs, liabilities and expenses, and all payments by and other recoveries from insurers or other third parties, in respect of such matter, event, group of events, or other facts.

                 (al) "Material Contract" shall mean any Contract or Other Agreement, to which either Company is a party, or to which any Property of either Company is subject, and to which one or more of the following applies to such Contract or Other Agreement: (i) it involves, or may reasonably be expected to involve, the payment or receipt of $100,000 or more (whether in cash or in goods or services of an equivalent value) over its term (including renewal options), or $50,000 during any one year, or (ii) it imposes material restrictions on the conduct of the businesses of either Company, or (iii) it materially benefits or imposes material liabilities or burdens upon, or otherwise with respect to, the Real Property, or (iv) it is not cancelable on notice of not longer than six months and without liability, penalty or premium, or (v) its loss would have a Material Adverse Effect, or (vi) it is a Contract or Other Agreement referred to in Section 3.12 or 3.13.

                 (am) "1989 Capital Stock Agreement" shall mean the Amended and Restated Capital Stock Agreement, dated April 1, 1989, by and among HPL, Enron, Dow, Tennessee, Channel, and Oasis.

                 (an) "Oasis" shall mean Oasis Pipe Line Company, a Delaware corporation.

                 (ao) "Oasis Finance" shall mean Oasis Pipe Line Finance Company, a Delaware corporation.

                 (ap) "Organizational Documents," as to a corporation, shall mean the corporation's Articles of Incorporation or Certificate of Incorporation, as the case may be, and Bylaws, or similar governing documents, and, as to a limited partnership, shall mean the partnership's Partnership Agreement and Certificate of Limited Partnership, or similar governing documents.

                 (aq) "Permits" shall mean all licenses, permits, orders, franchises, concessions, approvals, registrations, authorizations and qualifications (other than qualifications to do business as a foreign corporation) issued, granted, required or filed by, with or under, as the case may be, any Laws or Governmental or Other Regulatory Bodies.

                 (ar) "Permitted Liens and Encumbrances" shall mean (i) liens for taxes not yet due and payable or which are matters contested in good faith; (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, and other like liens imposed by law created in the ordinary course of business for amounts not yet due or which are matters contested in good faith; (iii) liens incurred or deposits made in the ordinary course of business and required in connection with workers' compensation or unemployment insurance and other types of social security; (iv) easements, rights-of-way, zoning restrictions, restrictive covenants and other encumbrances not interfering with the ordinary conduct of the Business; and (v) liens outstanding and set forth on Schedule 1.1(ar).

                 (as) "Person" shall mean any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated association or organization, Governmental or Other Regulatory Body or other entity.

                 (at) "Pipeline" shall mean all of the pipeline facilities and properties owned or leased, directly or indirectly, by Oasis, including, without limitation, those properties more specifically described as follows: all pipeline facilities shown on the map attached hereto as Schedule 1.1(at), including without limitation, all pipes, mains, service lines, transmission lines, metering equipment and meters, recording gauges, regulators, microwave units, radios, telephone lines, transmitters, gathering lines, dehydration equipment, compressors, compressor stations, separators, cathodic protection devices, gas regulator and booster stations, storage systems, tanks, gas holders, apparatus, tools, machinery, equipment, valves, spare parts, materials and supplies, gas appliances and gas utilization equipment used or held for use in connection with the Business.

                 (au) "Plant" shall mean all natural gas liquid processing and extraction plants, treating facilities and compressor stations owned or leased, directly or indirectly, by Oasis.

                 (av) "PRP Letter" shall mean any written notification identifying the addressee as a potentially responsible person under any Environmental Law, advising that the addressee is or may be liable for remediation costs or expenses or demanding, requesting or instructing the addressee to undertake investigation or remediation actions pursuant to any Environmental Law or pay for the cost thereof.

                 (aw) "Preference Stock" shall mean the preference stock of Oasis.

                 (ax) "Property" means real, personal or mixed property(s), tangible or intangible.

                 (ay) "Section 3.2 Obligations" shall mean the obligations of Intratex, and its guarantors, under Section 3.2 of the Revised
Transportation Rights Assignment and Agreement, dated April 1, 1989, among Oasis, Intratex, Dow and Channel.

                 (az) "Section 7.01 Obligations" shall mean the obligations of HPL, and its guarantors under Section 7.01 of the Revised Reorganization Agreement, dated April 1, 1989, among Oasis, HPL, Intratex, Dow, Tennessee, Channel and Enron.

                 (ba)     "Shares" shall have the meaning set forth in Section
2.1 hereof.

                 (bb) "Subsidiaries" or "Subsidiary" of a Person shall mean each Entity, as to which such Person owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the voting interests or securities of any class of such Entity, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions of such Entity).

                 (bc) "Tennessee" shall mean Tennessee Gas Pipeline Company, a Delaware corporation.

                 (bd) "Transportation Agreements" shall mean the agreements described in Schedule 1.1(bd).

                 (be) "Transportation Rights" shall mean the rights described on Schedule 1.1(be).

         1.2 Index to Defined Terms. Following is a listing, for the convenience of the parties, of each term defined in this Agreement and the number of the section in which such definition appears.




Defined Term                                                                         Section
- ------------                                                                         -------
Adjustment Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.3(d)
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(a)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Introductory Paragraph
Arbitrator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.3(b)
Assumed Gas Gathering Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . 3.14(a)
Baseline Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(b)
Baseline Shareholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(c)
Big Six Accounting Firm . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.3(b)
binding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.6
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(d)
Business Day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(e)
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Introductory Paragraph
Buyer Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.2
Capital Improvement Program . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(f)
Channel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(g)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(h)
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(i)
Closing Date Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.3(a)


Closing Shareholders' Equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.3(c)
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(j)
Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(k)
Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(l)
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(m)
Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(n)
Controlled Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(o)
Defaulting Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9.2
Disputing Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.3(b)
Disputed Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.3(b)
Dividend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(p)
Dow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(q)
Easements-Pipeline  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(r)
Employee Policies & Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(s)
Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(t)
enforceable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.6
Enron . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(u)
Entity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(v)
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(w)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(x)
Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9.1
Excluded Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9.4(d)
Excluded Sections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9.4(b)
FERC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.17(a)
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.7(a)
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(y)
Gas Gathering Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.14(a)
Gas Purchase/Sales Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.13(a)
Gas Transportation Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.12(a)
Government  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(z)
Governmental Agency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(z)
Hazardous Substances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1(aa)
hereby  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5
herein  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5
hereinabove . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5
hereinafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5
hereinbelow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5
hereof  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5
hereunder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.5
HPL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1(ab)
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1(ac)
Information Requests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1(ad)
Injured Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9.2
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.10
Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1
Intratex  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1(ae)
Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1(af)
Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1(ag)
Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1(ah)


Lien  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(ai)
Lien and Encumbrance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(ai)
Lien or Other Encumbrance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(ai)
Line Pack Gas Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(aj)
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9.2
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(ak)
Material Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(al)
Materiality Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9.1(ii)
Minimum Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9.4(a)
Necessary Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9.7
1989 Capital Stock Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(am)
Oasis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(an)
Oasis Finance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(ao)
open  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.4
Organizational Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(ap)
Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1(n)
Other Regulatory Body . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1(z)
pending . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.4
Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(aq)
Permitted Liens & Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(ar)
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(as)
Pipeline  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(at)
Plant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(au)
PRP Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(av)
Preference Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(aw)
Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.3(a)
Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(ax)
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.2
Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.9(a)
Regulatory Agencies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.17(a)
Retained Gathering & Processing Assets Obligations  . . . . . . . . . . . . . . . . .  3.25(g)
Section 3.2 Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(ay)
Section 7.01 Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(az)
Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Introductory Paragraph
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(ba)
Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(bb)
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(bb)
Superfund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1(w)
Tax Matters Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9.5(b)
Tax Matters Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9.5(b)
Tax Matters Recoveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9.5(b)
Tennessee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(bc)
Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11.1(b)
total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.3(c)
total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.3(c)
Transportation Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(bd)
Transportation Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1(be)
Western . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.25(g)
Western PSA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.25(g)

         1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP.

         1.4 Pending Matters. Whenever reference is made herein to a "pending" lawsuit, claim, investigation or other matter, (i) as to a lawsuit, claim, investigation or other matter which requires formal process or other notice under Law, the term "pending" shall mean that such process or notice has been served or given as required by such applicable Law on the Person affected thereby, and that the matter remains open as of the time referred to, and (ii) as to any other claim, investigation or other matter, the term "pending" shall mean that written notice of such matter has been received by an officer or director of the Person affected thereby (and in the case of such matters affecting Seller or either Company, shall also mean that such written notice has been received by one or more of the persons identified in the first sentence of Section 1.1(af), and in the case of such matters affecting Buyer, shall also mean that such written notice has been received by one or more of the persons identified in the second sentence of Section 1.1(af)), and such matter remains open as of the time referred to. A matter will be considered "open" if, as of the relevant time, the Person affected thereby or such Person's Property could reasonably be expected to become subject to a Liability as a result of the disposition of the matter. With respect to matters involving Environmental Laws, a matter shall not, however, be considered "open" if a Governmental Agency with involvement in the matter has issued to the affected Person a notice closing out an investigation or remedial action or otherwise indicating that no further action is planned, even if such Governmental Agency retains jurisdiction over such matter.

         1.5 References. References in this Agreement to Sections or Schedules shall be to Sections and Schedules of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Section or Schedule in which such reference appears, unless expressly stated to the contrary.

         1.6 Enforceability. Statements in this Agreement to the effect that an agreement or other document is "enforceable" or "binding" shall be deemed to be made subject to the laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights and to general principles of equity (whether applied at law or in equity).

                                   ARTICLE 2.
                               PURCHASE AND SALE

         2.1 Purchase and Sale. On the basis of the representations and warranties set forth herein, and subject to the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey, and deliver the Interests to Buyer, which Interests shall be free and clear of all Liens and Other Encumbrances, except as otherwise provided herein; and Buyer shall purchase, accept, and acquire the Interests from Seller. "Interests" means (i) 1,000 shares of Series A Common Stock, (ii) 33 shares of Series A Preference Stock, and (iii) the Transportation Rights. (The term "Shares" shall mean the shares of Common Stock and Preference Stock referred to in (i) and (ii) above.) The Shares are being transferred pursuant to Section 3(d) of the 1989 Capital Stock Agreement. Seller shall not sell, transfer or assign to Buyer the Section 3.2 Obligations or the Section 7.01 Obligations, and Seller shall continue to own all rights to receive the payments provided for under the
Section 3.2 Obligations and the Section 7.01 Obligations.

         2.2 Purchase Price. Subject to the post-Closing adjustment set forth in Section 2.3, the total purchase price for the Interests shall be $47,143,000 (the "Purchase Price").

         2.3 Post-Closing Adjustment to Purchase Price. The Purchase Price shall be adjusted as follows:

                 (a) Closing Date Balance Sheet. Within 120 days after the Closing Date, Buyer and Seller shall cause Oasis to prepare a balance sheet for Oasis as of the close of business on the day immediately prior to the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP, using the same methods and criteria employed by Oasis in connection with its preparation of the Baseline Balance Sheet, and shall present fairly the financial position of Oasis as of the close of business on the day immediately prior to the Closing Date. Upon completion of the Closing Date Balance Sheet, copies thereof shall promptly be provided to Seller and Buyer.

                 (b) Disputes. If either party (a "Disputing Party") disputes any matter with respect to the Closing Date Balance Sheet, such Disputing Party will give notice to the other party within 60 days after receipt of the Closing Date Balance Sheet. Any such matters (the "Disputed Matters") shall be submitted to arbitration in Houston, Texas within 30 days after delivery of the foregoing notice of dispute from a Disputing Party unless Buyer and Seller agree in writing to extend such 30-day period in an attempt to negotiate or seek mediation of a settlement of the Disputed Matters. The arbitrator (the "Arbitrator") shall be (other than Arthur Andersen LLP) any one of the nationally recognized independent accounting firms, which is on the date hereof among the six largest national accounting firms (a "Big Six Accounting Firm"), mutually agreed to by Seller and Buyer. Any reference herein to a Big Six Accounting Firm shall be deemed to include a reference to any member or employee thereof (who is a certified public accountant) which any such firm may designate as the Arbitrator on its behalf. If within 20 days following the expiration of the 30-day period referred to above or any extension thereof Seller and Buyer shall have failed to agree upon the selection of the Arbitrator or any such Arbitrator selected by them shall not have agreed to perform the services called for hereunder, the Arbitrator shall thereupon be selected by reference to the Houston, Texas office of and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with preference being given to (other than Arthur Andersen LLP) any one of the Big Six Accounting Firms or any member or employee thereof (who is a certified public accountant) which or who may be willing to perform such services, other than any such firm which is then employed by Oasis, Seller or Buyer, or any Affiliate of any of them. The Arbitrator shall consider only the Disputed Matters and the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the Disputed Matter is submitted to arbitration. The Arbitrator shall act promptly, but in no event later than 30 days from the close of hearing, to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. Each party shall bear its own expenses associated with the preparation and presentation of its position, and all costs and expenses of the Arbitrator shall be shared equally by Seller and Buyer.

                 (c) Closing Shareholders' Equity. The Purchase Price shall be adjusted based on the Closing Shareholders' Equity of Oasis, but only in the event that the difference between the Closing Shareholders' Equity and the Baseline Shareholders' Equity exceeds Fifty Thousand Dollars ($50,000). "Closing Shareholders' Equity" shall mean the total assets of Oasis as of the close of business on the day immediately prior to the Closing Date minus the total liabilities of Oasis as of the close of business on the day immediately
prior to the Closing Date.   As used herein, the terms "total assets" and
"total liabilities" shall mean the aggregate amount of all assets or liabilities, respectively, of Oasis (whether classifiable in accordance with GAAP as current or long term) determined in accordance with GAAP. The Closing Date Balance Sheet shall, subject to any dispute under Section 2.3(b), set forth the Closing Shareholders' Equity.

                 (d) Adjustment of Purchase Price; Payment. The Purchase Price shall be adjusted (positively or negatively) by the amount equal to (i) fifteen percent (.15); multiplied by (ii) the Closing Shareholders' Equity minus the Baseline Shareholders' Equity. The amount of such adjustment shall be referred to as the "Adjustment Amount." Within 60 days after receipt by the parties of the Closing Date Balance Sheet, Seller (if the Adjustment Amount is a negative number) or Buyer (if the Adjustment Amount is a positive number), as the case may be, shall pay to the other party by wire transfer of immediately available funds the Adjustment Amount with interest thereon from the Closing Date to the date of payment of the Adjustment Amount, such interest to be calculated at a fluctuating rate per annum which at all times shall be the 30-day LIBOR rate quoted from time to time by First Chicago National Bank; provided, however, that if there are any Disputed Matters, the Adjustment Amount finally determined to be due either by agreement of the parties or by arbitration shall be paid by wire transfer of immediately available funds by the party owing the Adjustment Amount within 10 days after such determination, with interest as aforesaid.

         2.4 Closing. The Closing shall take place at the offices of Baker & Botts located at 910 Louisiana, Suite 3400, Houston, Texas, commencing at 10:00 a.m., Houston time, on the Closing Date. At the Closing:

                 (a) Seller shall deliver to Buyer (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), (ii) an agreement concerning the assignment and assumption of the Transportation Rights, in the form set forth in Schedule 2.4(a), and (iii) all other documents, instruments, and agreements required to be delivered at or before the Closing pursuant to this Agreement and all other agreements contemplated hereby; and

                 (b) Buyer shall deliver to Seller (i) the Purchase Price by wire transfer of immediately available funds to the account or accounts specified on Schedule 2.4(b), (ii) an agreement concerning the assignment and assumption of the Transportation Rights, in the form set forth in Schedule 2.4(a), and (iii) all other documents, instruments, and agreements required to be delivered at or before the Closing pursuant to this Agreement and all other agreements contemplated hereby.

                                   ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Ownership of Interests. Seller owns, beneficially and of record, all right, title and interest in and to the Shares, which Shares are, as of the date of this Agreement, and other than as set forth on Schedule 3.1(a), free and clear of any and all Liens and Encumbrances. At the Closing, Seller will own, beneficially and of record, and will convey to Buyer, all right, title and interest in and to all of the Shares, free and clear of any and all Liens and Encumbrances except the Liens and Encumbrances set forth on
Schedule 3.1(a). Seller is the owner of all right, title and interest in and to the Transportation Rights, which Transportation Rights are, as of the date of this Agreement, and other than as set forth on Schedule 3.1(b), free and clear of any and all Liens and Encumbrances. At the Closing, Seller will own, and will transfer and assign to Buyer, all right, title and interest in and to all of the Transportation Rights, free and clear of any and all Liens and Encumbrances, except the Liens and Encumbrances set forth in Schedule 3.1(b).

         3.2     Organization and Standing.

                 (a) Each Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its Property and to carry on its Business. Each Company is duly qualified or licensed and in good standing to do business in the State of Texas. Neither the Property owned, leased or operated by either Company, nor the nature of such Company's Business makes such qualification necessary in any jurisdiction other than Texas, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect. Seller has provided to Buyer accurate and complete copies of the Organizational Documents of the Companies, as they are currently in effect. Oasis does not own any capital stock, partnership interest or other equity interest in any Person other than Oasis Finance. Oasis Finance does not own any capital stock, partnership interest or other equity interest in any Person.

                 (b) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         3.3     Capitalization.

                 (a) Oasis. The total number of shares of capital stock which Oasis has the authority to issue is 305,000 shares of which (i) 250,000 shares, $.01 par value per share, are a class designated as "Preferred Stock,"
(ii) 5,000 shares, $.01 par value per share, are a class designated as "Preference Stock," and (iii) 50,000 shares, $1.00 par value per share, are a class designated as "Common Stock." As of the date hereof, (i) no series of Preferred Stock is designated, (ii) Series A, Series B, Series C, Series D, and Series E are designated as series of Preference Stock, with each such series consisting of 500 shares, and (iii) Series A, Series B, Series C, Series D, and Series E are designated as series of Common Stock, with each such series consisting of 6,750 shares. As of the date hereof, there are (x) no shares of Preferred Stock issued and outstanding, (y) 300 shares of Preference Stock issued and outstanding, of which 100 shares are Series A, 100 shares are Series B and 100 shares are Series C, and (z) 6,667 shares of Common Stock issued and outstanding, of which 3,000 shares are Series A, 2,000 shares are Series B and 1,667 shares are Series C. The outstanding shares of capital stock of Oasis are owned by the Persons, and in the amounts, set forth on Schedule 3.3.

                 (b) Oasis Finance. The total number of shares of capital stock which Oasis Finance has the authority to issue is 10,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding. All right, title and interest in and to such shares of common stock of Oasis Finance is owned by Oasis, beneficially and of record, free and clear of all Liens and Encumbrances.

                 (c) Due Authorization, Etc. All of the shares of capital stock of each Company have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon such Company, and were issued in compliance with all applicable Organizational Documents of such Company and all applicable federal and state securities or "blue sky" laws and regulations. No equity securities of either Company, other than as described in Section 3.3(a) and (b) above, are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the shares of capital stock of either Company. Except as set forth on Schedule 3.3(c), there are: (a) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any shares of capital stock or other securities of Oasis or Oasis Finance, whether or not presently issued or outstanding, from Oasis, Oasis Finance, or Seller, or, to the Knowledge of Seller, the other shareholders of Oasis, at any time or upon the happening of any stated event; and (b) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from Oasis, Oasis Finance, or Seller, or, to the Knowledge of Seller, the other shareholders of Oasis, any securities that are convertible into or exchangeable for shares of capital stock or other securities of Oasis or Oasis Finance.

         3.4 Execution and Delivery. Seller has full corporate power and authority to enter into this Agreement and all other agreements to be executed and delivered by Seller hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered on behalf of Seller and constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

         3.5 No Conflicts. Except as set forth in Schedule 3.5, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby in accordance with the terms of this Agreement and such other agreements nor compliance with the provisions hereof or thereof by Seller will, with or without the passage of time or the giving of notice, or both:

                 (a) (i) require any consent or approval of the stockholders, directors or other governing body of Seller which has not already been obtained; (ii) conflict with, constitute a breach, violation or termination of any provision of, or constitute a default under, any Contracts and Other Agreements to which Seller is a party or by which Seller is bound or to which any of the Property of Seller is subject, other than conflicts, breaches, violations, terminations and defaults which in the aggregate would not cause a Material Adverse Effect, (iii) result in an acceleration of or increase in any amounts due under any instrument evidencing debt of Seller, (iv) conflict with or violate the Organizational Documents of Seller, (v) result in the creation or imposition of any Lien or Other Encumbrance against any of the Interests, or
(vi) violate any Law applicable to Seller or any of its Property, other than violations which in the aggregate would not cause a Material Adverse Effect,

                 (b) (i) require any consent or approval of the stockholders, directors or other governing body of either Company which has not already been obtained; (ii) conflict with, constitute a breach, violation or termination of any provision of, or constitute a default under, any Contracts and Other Agreements to which either Company is a party or by which either Company is bound or to which any of the Property of either Company is subject, other than conflicts, breaches, violations, terminations and defaults which in the aggregate would not cause a Material Adverse Effect, (iii) result in an acceleration of or increase in any amounts due under any instrument evidencing debt of either Company, (iv) conflict with or violate the Organizational Documents of either Company, (v) result in the creation or imposition of any Lien or Other Encumbrances against either Company or any of its Property, or
(vi) violate any Law applicable to either Company or any of its Property, other than violations which in the aggregate would not cause a Material Adverse Effect.

         3.6     Approvals, Licenses and Authorizations.

                 (a) Except as set forth on Schedule 3.6(a) or as may be required by the HSR Act, (i) no order, license, consent, waiver, authorization or approval of, or exemption by, or giving of notice to, or filing or registration with or the taking of any other action by or in respect of, any Person (including without limitation any Governmental or Other Regulatory
Body), and (ii) no filing, recording, publication or registration in any public office or any other place, is required by or on behalf of Seller in order to
(x) authorize Seller's execution, delivery, and performance of this Agreement or any other agreement, document, or instrument contemplated hereby to be executed and delivered by Seller and the consummation by Seller of the transactions contemplated hereby or thereby, or (y) assure the legality, validity, binding effect, or enforceability of this Agreement or such other agreements, documents or instruments.

                 (b)      To the Knowledge of Seller, except as set forth on
Schedule 3.6(b), all Permits required by Laws or necessary for either Company to carry on its Business, in all material respects, as and where presently conducted, including, without limitation all Permits necessary, in all material respects, to construct, own, operate and maintain the Pipeline, to gather, transport or sell natural gas to customers under Gas Sales Contracts or Gas Gathering/Transportation Contracts or to receive natural gas under Gas Purchase Contracts or any other sales or purchases of natural gas, have been duly obtained and are in full force and effect. There are no proceedings pending or, to the Knowledge of Seller, threatened which are likely to result in the revocation, cancellation or suspension or any material modification of such Permits and, to the Knowledge of Seller, no facts exist which if publicly disclosed reasonably could be expected to result in the revocation, cancellation, suspension or any material modification of or to any such Permits.

         3.7     Financial Statements.

                 (a) Set forth as Schedule 3.7(a) are (i) the Baseline Balance Sheet, (ii) the audited consolidated statement of income of Oasis and its Subsidiary for the year ended December 31, 1995, (iii) the audited consolidated statement of cash flows for the year ended December 31, 1995, and
(iv) the audited consolidated statement of changes in shareholders' equity as of the year ended December 31, 1995. The financial statements referred to above in this Section 3.7(a), including the notes thereto, are referred to herein as the "Financial Statements." Seller also has provided to Buyer accurate and complete copies of financial statements of Oasis for the periods ended December 31, 1992, 1993 and 1994, consisting of audited consolidated balance sheets, statements of income, statements of cash flows and statements of changes in shareholders' equity accounts.

                 (b) The Financial Statements present fairly the consolidated financial position of the Companies as of December 31, 1995, and the consolidated results of the Companies' operations for the year ended December 31, 1995. The Financial Statements have been prepared in conformity with GAAP.

                 (c) There exist no Liabilities of either Company which would be required to be reflected or reserved against under GAAP, other than
(i) Liabilities which are adequately reflected or reserved against in the Baseline Balance Sheet, and (ii) Liabilities, which, taken in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and which were incurred since December 31, 1995.

                 (d) To the Knowledge of Seller, each of the Companies has duly made all material filings, returns, and reports to any Governmental or Other Regulatory Body required by Law, except for failures to file or report and inquiries that in the aggregate would not have a Material Adverse Effect. To the Knowledge of Seller, from and after January 1, 1993 the auditors of Oasis have not notified Oasis of any material issues regarding the accounting procedures, financial controls or management procedures of the Companies.

         3.8 Absence of Certain Events. Except as set forth on Schedule 3.8, to the Knowledge of Seller, or as permitted by this Agreement, since December 31, 1995, each Company has operated only in the ordinary and normal course of business and there has not been:

                 (a) any Material Adverse Effect and there has been no occurrence, circumstance or combination thereof which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, except for any occurrence or circumstance of general applicability to the energy industry or the national or Texas economy;

                 (b) any damage, destruction or loss (including without limitation, damage, destruction or loss of the Property of either Company by fire, explosion, earthquake, flood, riot, disaster, accident or other casualty, strike or labor disturbance or governmental action or threatened action) of or affecting the Property or Business of either Company, except for instances of damage, destruction, and loss which in the aggregate would not have a Material Adverse Effect;

                 (c) any change in either Company's authorized or issued capital stock, or any purchase, redemption, retirement, or other acquisition by either Company of any shares of any such capital stock, or any declaration or payment of any Dividend, or any other similar distribution, directly or indirectly, by either Company to its shareholders, except for cash Dividends on the Common Stock and the Preference Stock which are consistent with past practices and are in the ordinary course of operations of the Companies;

                 (d) any significant increase or decrease in the compensation payable by either Company to any of its officers, key employees, or agents, or any significant change in any insurance, pension or other benefit plan, payment, or arrangement made to, for, or with any of such officers, key employees or agents or any commission or bonus paid to any of such officers, key employees, or agents;

                 (e) any assumption, guarantee, endorsement or other assumption of responsibility or liability by either Company for any material Liability of any other Person;

                 (f) any sale, assignment, transfer, lease or other disposition of, or amendment, termination, release or waiver of, any material tangible or intangible Property of either Company, or any acquisition by either Company of any material Property not in the ordinary course of business;

                 (g) any discharge or satisfaction of any Lien or Other Encumbrance on any Property of either Company, or the payment of any Liability of either Company, other than in the ordinary course of business;

                 (h) any material mortgage or pledge of, or creation of any material Lien or other Encumbrance with respect to any of the Property of either Company;

                 (i) any cancellation, modification or settlement for less than the full amount thereof of any material debt or claim by or owing to either Company;

                 (j) any transfer or grant by either Company of any rights under any material patents, patent licenses, inventions, trade names, trademarks, service marks or copyrights, or registrations or licenses thereof or applications therefor, or with respect to any material know-how or other proprietary or trade rights;

                 (k) any termination, discontinuance, closing or disposal of any material facility or business operation of either Company;

                 (l) any material transaction, contract or commitment entered into by either Company which is not in the ordinary course of business, or any material change in the accounting methods used by either Company;

                 (m) any transportation contracts or other commercial contracts entered into, except for contracts that are on reasonable commercial terms and are terminable without penalty by Oasis upon one month's notice or less;

                 (n) any commitments by either Company for expenditures of a capital nature in excess, individually or in the aggregate, of $50,000, other than commitments pursuant to and consistent with the Capital Improvement Program.

                 (o) any agreement, whether written or oral, by Seller or by either Company to do, or cause to be done, any of the foregoing.

         3.9     Title to and Condition of Property.

                 (a) As used herein, the term "Real Property" shall mean all of the following:

                          (i)     All land, leasehold interests,
Easements-Pipeline, and other easements owned or leased by Oasis;

                          (ii)    All rights and appurtenances to such property
described in subparagraph 3.9(a)(i) above.

                 (b) Schedule 3.9(b) hereto contains a list of certain assets, which list includes references to all of the land owned by Oasis (but is not intended to address Easements - Pipeline or any other type of Real Property). To the Knowledge of Seller:

                          (i)     The land owned by Oasis has been occupied by
Oasis since the respective dates of acquisition indicated on Schedule 3.9(b) and there are no pending or threatened material disputes as to title in such land (except that this Section 3.9(b)(i) does not address Easements - Pipeline or any other type of Real Property);

                          (ii)    There are no pending or threatened claims by
any Person which reasonably could be expected to prevent, or render more costly, or limit or impede, the use of the Real Property as it is presently used, which in the aggregate could have a Material Adverse Effect;

                          (iii)    Neither Seller nor Oasis has received
written notice of any default or breach by Oasis or its predecessors in title under any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Real Property or any portion thereof, other than defaults or breaches which in the aggregate would not cause a Material Adverse Effect; and, to the Knowledge of Seller, no such default or breach now exists, or has occurred and is continuing, which with notice or the passage of time or both could constitute a default under any such covenants, conditions, restrictions, rights-of-way or easements, other than defaults or breaches which in the aggregate would not cause a Material Adverse Effect;

                          (iv)    Except for any instances which in the
aggregate could not reasonably be expected to have a Material Adverse Effect:
(A) all rights-of-way or easements currently in use and constituting Real Property or any portion thereof are in full force and effect and such rights-of-way or easements grant Oasis all rights conveyed thereby, subject to the future action or inaction of Oasis to preserve such rights, and (B) no abandonment, default, breach or other similar event now exists, or has occurred and is continuing, which with notice or the passage of time, or both, could result in a loss of the rights held pursuant to such rights-of-way or easements by Oasis;

                          (v)     None of the current Real Property is subject
to any existing Lien except for such Liens which are Permitted Liens or which in the aggregate are not material to Oasis; and

                          (vi)     Oasis has not received any currently
unresolved written notice from any insurance company which has issued a policy with respect to any material portion of the Real Property or by any board of fire underwriters or other body acting in connection with any such insurance company that any repairs, alterations or other work in connection with such Real Property is required in order to keep any insurance coverage in effect with respect to such Real Property. If Oasis receives any such notice prior to Closing, Seller will promptly advise Buyer thereof.

                 (c) Schedule 3.9(c) hereto contains a list and brief description of all leases under which Oasis is lessor or lessee (including the description of property and names of parties) with respect to any personal property or land (excluding any Easements - Pipeline or any other type of Real Property), including but not limited to, machinery, equipment, motor vehicles, office furniture or fixtures owned by any third party, in which either (i) the leases are not terminable by Oasis without liability, premium or penalty on six months' (or less) notice, or (ii) the leases involve rentals payable by or to Oasis of $50,000 or more per year in each instance. Each of such leases is in full force and effect, in all material respects, and constitutes a legal, valid and binding obligation of Oasis and, to the Knowledge of Seller, of the other party or parties thereto in all material respects.

                 (d) Subject to Permitted Liens and Encumbrances, Oasis owns, in all material respects, all of its tangible personal property reflected on its books and records as being owned by it, including the Pipeline, all furniture, furnishings, office equipment, supplies, machinery, tools and equipment;

                 (e) The Real Property and other Property of Oasis constitute all the real estate, personal property and other assets of any kind (including all rights-of-way and easements) substantially necessary to permit the conduct of the Business, in all material respects, as such Business is now conducted.

                 (f) Oasis Finance does not own or lease any real property or tangible personal property.

         3.10 Intellectual Properties. To the Knowledge of Seller, Oasis has, in all material respects, all rights in Intellectual Property necessary for the operation of its Business. (For purposes of this Agreement, "Intellectual Property" means all patents and applications therefore, trademarks, trademark registrations and applications therefor, trade names, service marks, copyrights, copyright registrations and applications therefor, both foreign and domestic, trade secrets, know-how, formulae, technical processes and confidential information, owned, possessed, used or held, by or licensed to, Oasis). None of the Intellectual Property of Oasis is subject to any pending or, to the Knowledge of Seller, threatened challenge or infringement. There is no pending, or to the Knowledge of Seller threatened, claim or action against either Company, alleging that such Company has, in any material respect, infringed upon any Intellectual Property of any other Person. Other than its name, Oasis Finance does not own, hold under license or use any material Intellectual Property, and does not, in any material respect, require any such rights in connection with its Business. Oasis does not do any business under any name other than Oasis Pipe Line Company. Oasis Finance does not do any business under any name other than Oasis Pipe Line Finance Company.

         3.11    Contracts and Commitments.

                 (a) Except as shown on Schedule 3.11(a), and except with regard to Contracts providing for Easements-Pipeline, neither Company is a party to any existing written or, to the Knowledge of Seller, oral:

                          (i)     contract for the sale or lease of any
material real or personal properties other than (A) contracts of the type referred to in Sections 3.12 or 3.13, or (B) contracts which were entered into in the ordinary course of business;

                          (ii)    agreement or arrangement granting any
preferential rights to purchase any material Property of such Company or requiring the consent of any party to the transfer and assignment of such material Property of such Company;

                          (iii)   agreement, contract, indenture or other
instrument relating to the borrowing of money, or the guarantee of any material obligation, or any other agreement to be liable for the material debts of any person (other than contracts of the type referred to in Sections 3.12 or 3.13);

                          (iv)    joint venture or partnership;

                          (v)     currently effective power of attorney;

                          (vi)    contract limiting the freedom of such Company
to compete in any line of business or with any Person;

                          (vii)   any authorization for expenditure or similar
commitments in excess of $50,000 (other than agreements entered into pursuant to and consistent with the Capital Improvement Program);

                          (viii)  any Material Contract not identified in (i)
through (vii) above.

                 (b) Except as set forth on Schedule 3.11(b), each Company and, to the Knowledge of Seller, each other party, is not in default or alleged to be in default in any material respect under any Contract set forth in
Section 3.11(a), and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by such Company and, to the Knowledge of Seller, any other party thereto of or under any of the foregoing. To the Knowledge of Seller, there are no unresolved material disputes under any of the Contracts set forth in Section 3.11(a).

                 (c) There have been made available to Buyer true and complete copies of all of the contracts and agreements, and all amendments thereto, to which reference is made in Section 3.11(a). Except as set forth in
Schedule 3.11(a) or Schedule 3.11(b), each of such contracts and agreements is, in all material respects, in full force and effect and constitutes the legal, valid and binding obligation of Oasis or Oasis Finance, as the case may be, and, to the Knowledge of Seller, the other parties thereto, and is enforceable in accordance with its terms under applicable Laws. To the Knowledge of Seller, there are no pending redeterminations or renegotiations of any contract or agreement set forth in Section 3.11(a), and neither Company has received or made a request for any such renegotiation or redetermination of any such contract or agreement.

         3.12    Gas Transportation Agreements.

                 (a) All existing contracts having a term greater than two months with respect to any of the following activities by Oasis: (i) the transporting of natural gas, or undertaking such transporting for a third party, (ii) the exchanging of natural gas, or undertaking such exchanging for a third party, or (iii) the compressing of natural gas or undertaking such compressing for a third party (collectively, the "Gas Transportation Contracts"), are disclosed in Schedule 3.12(a) hereto. Seller has caused Oasis to make available to Buyer true, correct and complete copies of all the Gas Transportation Contracts. Except as set forth in Schedule 3.12(a)(i), all material imbalances which existed as of December 31, 1995 are reflected in the Baseline Balance Sheet, and Oasis has not received any material prepayments, advance payments or loans which will require Buyer to perform services under the Gas Transportation Contracts on or after the Closing Date without being paid currently therefor. Except for imbalances set forth on Schedule 3.12(a)(i), there are no material imbalances. There are no unresolved material disputes under the contracts listed on Schedule 3.12(a).

                 (b) Except as set forth in Schedule 3.12(b), Oasis Finance is not a party to any Gas Transportation Contracts, nor are any of its assets subject to any such contracts.

         3.13    Gas Purchase/Sales Contracts.

                 (a) Schedule 3.13(a)(i) hereto sets forth all existing contracts ("Gas Purchase/Sales Contracts") under which Oasis is obligated or has the right to either (i) purchase natural gas from any Person or (ii) sell natural gas to any Person. Except as disclosed in Schedule 3.13(a)(ii) hereto, as to each Gas Purchase/Sales Contract, Oasis has not received any material quantity of natural gas to be paid for thereafter other than in the normal cycle of billing, consistent with industry practice. There are no unresolved material disputes with parties purchasing natural gas from or selling natural gas to Oasis other than as shown in Schedule 3.13(a)(iii). Seller has caused Oasis to make available to Buyer true, correct and complete copies of all Gas Purchase/Sales Contracts.

                 (b)      Oasis Finance is not a party to any Gas
Purchase/Sales Contracts, nor are any of its assets subject to any such contracts.

         3.14    Gas Gathering Contracts.

                 (a) Oasis is not a party to any contracts with respect to any of the following activities: (i) the gathering or treating of natural gas, or undertaking such gathering or treating for a third party, (ii) the processing of natural gas, or undertaking such processing for a third party, or
(iii) the selling or exchanging of natural gas liquid by-products, or undertaking such selling or exchanging for a third party (collectively, the "Gas Gathering Contracts"), other than Gas Gathering Contracts previously assigned by Oasis to a third party for which such third party has assumed the obligations of Oasis under such contracts (the "Assumed Gas Gathering Contracts"). There are no unresolved material disputes under the Assumed Gas Gathering Contracts for which Oasis could have any Liability.

                 (b) Oasis Finance is not a party to any Gas Gathering Contract, nor are any of its assets subject to any such contracts.

         3.15 Refunds and Advance Payments. Oasis has not received or paid any prices for natural gas or received any fees or compensation for gathering, transportation, treating, processing or compression services which would be subject in the future to any material refund or create any material repayment obligation, except for cash Dividends on the Common Stock and the Preference Stock which are consistent with past practices and are in the ordinary course of operations of the Companies. Oasis has not received any material advance, "take or pay" or other similar payment under the Gas Purchase/Sales Contracts, any advance payment agreement or any other similar Contract that entitles a purchaser to "make-up" or otherwise receive deliveries of gas or other hydrocarbons at any time after the Closing Date without paying at such time for the full contract price therefore. Except as set forth in Schedule 3.15 hereto, Oasis is not obligated to make any material advances or prepayments for natural gas or to make any material payments to fund, by loan, advance or otherwise, directly or indirectly, any exploration, development or related activities by any other party, whether pursuant to a Gas Purchase/Sales Contract or any other agreement. Oasis Finance is not a party to any contracts or obligations of the type described in this Section 3.15, nor are any of its assets subject to any such contracts.

         3.16 Insurance. A list of all policies of insurance and bonds of any type presently in force with respect to the Business of each Company, including, without limitation, those covering product liability claims and its properties, buildings, machinery, equipment, furniture, fixtures and operations are set forth on Schedule 3.16 hereto.

         3.17    Texas Railroad Commission and Other Regulatory Agencies.

                 (a) To the Knowledge of Seller, all currently effective filings heretofore made by Oasis with the Texas Railroad Commission, the Federal Energy Regulatory Commission ("FERC"), the Department of Transportation, the Texas Natural Resources Conservation Commission, and the Occupational Safety and Health Administration (collectively, the "Regulatory Agencies") were made in compliance, in all material respects, with legal requirements applicable thereto and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings.

                 (b) Except as set forth on Schedule 3.17(b), the right of Oasis to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Regulatory Agency has not been suspended, and is not subject to any refund and Oasis has not received written notification questioning the validity of any such tariff, rate schedule or similar instrument from any Regulatory Agency or customer.

                 (c) Oasis Finance is not subject to any requirements of the type set forth in Sections 3.17(a) and 3.17(b), above.

         3.18 Interstate Commerce. Oasis has been and is engaged in certain interstate transactions , but because all such transactions comply with the FERC's regulations promulgated under Section 311 of the Natural Gas Policy Act of 1978, neither of the Companies nor the Pipeline is subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938.

         3.19 Regulatory Authority. Neither Company is: (a) a "holding company," an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" or a "public utility," as each of such terms is defined in the Public Utility Holding Company Act of 1935 and the rules and regulations thereunder; or (b) an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         3.20 Bank Accounts. Schedule 3.20 hereto lists all bank, trust, checking, savings, custody and other accounts (including without limitation any trading or other accounts maintained with any brokerage, investment banking or commodity trading firms) and lock boxes or safe deposit boxes of each Company in which there are or may be deposited monies or other assets of such Company, each bank at which such Company has borrowing authority and a true, accurate and complete list of any and all persons authorized to exercise such authority.

         3.21    Tax Returns and Tax Audits.

                 (a) The Companies have fulfilled all applicable requirements for the filing of tax and information returns and tax reports with all Governmental agencies. All returns and reports of income have been prepared on a basis consistent with previous years' returns or reports. Seller has delivered accurate copies of all Federal income tax returns for years ended after December 31, 1990 to Buyer. Except as disclosed in Schedule 3.21(a), all income, profits, franchise, sales, use, occupation, property, severance, excise, ad valorem, employment, and other taxes imposed by Federal, State, local or foreign governments, and all interest, penalties, assessments and deficiencies due or claimed by any taxing authority with respect to the foregoing have been fully paid, or, in the case of amounts not yet due, adequately provided for by the Companies.

                 (b) Except as disclosed in Schedule 3.21(b), the Baseline Balance Sheet includes adequate accruals for the payment of all income, profits, franchise, sales, use, occupation, property, severance, excise, ad valorem, employment, and other taxes imposed by Federal, State, local or foreign governments for the periods to which they relate, and the Companies do not have any liability for any such taxes in excess of the amounts reflected on such Baseline Balance Sheet. Neither Company is subject to any liability for state combined income tax liabilities by reason of the affiliation between Oasis, Oasis Finance, and Seller.

                 (c) Schedule 3.21(c)(i) discloses all open examinations of the Companies for taxes for past periods by any Federal, State, local or foreign governmental authority. Schedule 3.21(c)(ii) discloses all extensions of any statute of limitations on the assessment or collection of any tax that either Company has agreed to and all powers of attorney with respect to tax matters that either Company has in effect.

                 (d) Except as disclosed in Schedule 3.21(d), neither Company is a party to any pending action or proceeding relating to any tax or other governmental charge, no written claim for assessment or collection of taxes or any other governmental charges has been asserted against either Company, and no action or proceeding is, to the Knowledge of Seller, threatened against either Company by any Governmental authority for assessment or collection of any tax or other governmental charge.

                 (e) Neither Company has been required to file tax returns or pay taxes to any foreign government or to any state or local government outside of the states of Texas or Delaware other than as a result of affiliation with Seller.


         3.22 Books and Records. With respect to the period beginning January 1, 1996, the books, records and accounts of the Companies, in all material respects: (i) are complete and correct, (ii) have been maintained in accordance with good business practices, and (iii) are stated in reasonable detail and fairly reflect the transactions and dispositions of the assets of the Companies.

         3.23    No Litigation, Adverse Events or Violations.

                 (a) Except as set forth on Schedule 3.23(a), there is no action, suit, claim or legal, administrative, arbitration, condemnation or other proceeding or governmental investigation or examination pending, or to Seller's Knowledge threatened, against either Company or any of its Business or Property or any Employee Arrangement, or any injunction, order, arbitration award, or other similar matter, entered, pending or, to the Knowledge of Seller, threatened, against either Company or any of its Business or Property or any Employee Arrangement, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, or any arbitrator or arbitration tribunal, domestic or foreign, except for any such foregoing matters which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                 (b) Neither Company is currently in violation, or currently liable for any past violation, of any applicable Laws or Permits relating or applicable to it, its Business, any of its Property, or its operations, except for such instances of violation and noncompliance which, in the aggregate, would not have a Material Adverse Effect; provided that this
Section 3.23(b) does not cover any of the matters addressed by Sections 3.21 or 3.25.

         3.24    Employees and Employee Benefits.

                 (a) Employees. Schedule 3.24(a) sets forth the names of all past and present employees of Oasis and the time periods during which such employees were hired. Seller has made available to Buyer complete and accurate employment records which set forth the names, titles and compensation (wages, salaries, and bonuses) of all current employees of Oasis. To Seller's knowledge, there are no promised increases in compensation of employees of Oasis, except for increases previously budgeted by Oasis.

                 (b) Identification. To the Knowledge of Seller, Schedule 3.24(b) is a complete and accurate list of all written Employment Arrangements and all written Employee Policies and Procedures. To the Knowledge of Seller, there are no unwritten agreements or amendments, constituting or amending any Employee Arrangement.

                 (c) No Default. To the Knowledge of Seller, Oasis is in compliance, in all material respects, with the terms and conditions of each Employment Arrangement and each Employee Policy and Procedure and there is no material unresolved dispute relating thereto, except where failure to comply would not have a Material Adverse Effect.

                 (d) Controlled Groups. Other than the Controlled Group consisting of Oasis and Oasis Finance, neither Company has been a member of a Controlled Group.

                 (e) Unions. To the Knowledge of Seller, (i) neither Company has been a party to any agreement with any union, labor organization or collective bargaining unit; (ii) no employees of Oasis are represented by any union, labor organization or collective bargaining unit; (iii) none of the employees of Oasis has threatened to organize or join a union, labor organization or collective bargaining unit; (iv) there are no pending or threatened labor strikes involving Oasis and its employees; and (v) there are no pending or threatened material disputes, grievances, or controversies involving Oasis and its employees.

                 (f) Compliance. Each Employment Arrangement and Employee Policy and Procedure, and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of Oasis, is in compliance with applicable Law, in all material respects, and is not presently liable, in any material respect, for any prior violation of applicable Law, except where failure to comply would not have a Material Adverse Effect.

         3.25    Environmental Matters.

                 (a) Except as set forth on Schedule 3.25(a), neither Oasis nor any of its Property (i) is in violation of any Environmental Law or is presently liable for any prior violation of any Environmental Law, except for such violations which in the aggregate would not cause a Material Adverse Effect (ii) is subject to any pending or, to the Knowledge of Seller, threatened investigation or inquiry by any Governmental or Regulatory Body relating to any violation under any Environmental Law, or relating to any matter that reasonably could be expected to result in a Material Adverse Effect under any Environmental Law, (iii) is subject to any pending or, to the Knowledge of Seller, threatened investigation or litigation by any Person relating to any violation under any Environmental Law, or relating to any matter that reasonably could be expected to result in a Material Adverse Effect under any Environmental Law, (iv) has received any Information Request or notice of violation of any Environmental Law from any Governmental or Regulatory Body, (v) is conducting or, is subject to a current request or order, or, to the Knowledge of Seller, is otherwise under any current obligation to conduct any investigation, remediation or clean-up of any Hazardous Substances, or (vi) has ever received any PRP Letter under which Oasis has any current Liability.

                 (b) None of the Property now or formerly owned or leased by Oasis is on any federal or state "Superfund" list or subject to any environmentally related liens; and neither Oasis nor Seller, nor, to the Knowledge of Seller, any officer, director, other shareholder, employee or agent of Oasis, has been named or alleged in writing to be a potentially responsible party in connection with any Environmental Law or investigation, remediation or cleanup of any Hazardous Substance, relating to Oasis.

                 (c) Except as set forth on Schedule 3.25(c), no Hazardous Substances have been released, discharged, spilled, deposited or abandoned from or on any present or former Property of Oasis, except for any such release, discharge, spill, deposit or abandonment which would not cause a Material Adverse Effect.

                 (d) Except as set forth on Schedule 3.25(d), all notices and Permits, if any, required to be filed, held or applied for in connection with the operation of the Business or the consummation of this Agreement relating to past or present treatment, storage, disposal or release of any Hazardous Substance into the environment, have been duly filed, obtained or applied for, except for such notices and Permits which if not filed, held or applied for would not in the aggregate cause a Material Adverse Effect.

                 (e) Except as set forth in Schedule 3.25(e), there are no underground storage tanks (as defined in 42 U.S.C. Section 9001 or applicable state law) on or under any of the Property of Oasis.

                 (f) Except as set forth in Schedule 3.25(f), all above-ground storage tanks comply with the standards set forth in Title 40,
Part 112 of the Code of Federal Regulations.

                 (g) The reserves for Environmental Matters included in the Baseline Balance Sheet were made for potential costs and Liabilities with respect to the sale of certain gathering and processing assets of Oasis to Western Gas Resources - Texas, Inc. ("Western") pursuant to the Purchase and Sale Agreement dated October 27, 1994 between Oasis and Western (the "Western PSA"). (All costs and Liabilities of Oasis arising out of Section 3.8 and
Article XI of the Western PSA, and, to the extent related to the matters set forth in Section 3.8 of the Western PSA, arising out of Article XII of the Western PSA are referred to as the "Retained Gathering and Processing Assets Obligations"). Seller believes that such reserves are sufficient to cover the full amount of the Retained Gathering and Processing Assets Obligations.

         3.26 Finder's Fees. None of the Companies nor Seller nor Affiliates of Seller has employed or retained any broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby either Company or Buyer or any Affiliate of either of them may be obligated to pay such a fee or commission.

         3.27    Transportation Rights.

                 (a) Schedule 1.1(bd) includes a full and complete list of all agreements pursuant to which Seller has the right to have gas transported on the Pipeline. Schedule 1.1(be) includes a full and complete description of the Transportation Rights being conveyed to Buyer hereunder. Seller has taken all actions and has all authorizations that may be necessary in order to enjoy, in all material respects, the rights and benefits granted under the agreements which constitute the Transportation Rights.

                 (b) Seller and Oasis have not failed to perform any material obligation required to be performed by either of them, and they are not in default or alleged to be in default in any material respect, under any of the agreements specified on Schedule 1.1(bd), and there exists no event, condition, or occurrence which after notice or lapse of time, or both, would constitute such a default by either Seller or Oasis of or under any of the foregoing. There are no unresolved material disputes under any of the agreements specified on Schedule 1.1(bd).

                 (c) There have been made available to Buyer true and complete copies of all of the agreements which constitute Transportation Agreements and those which constitute the Transportation Rights, together with all amendments thereto. Each of such agreements is in full force and effect and constitutes the legal, valid and binding obligation of the parties to such agreements, in all material respects. Neither Seller nor Oasis has received or made an unresolved request or demand to redetermine or renegotiate any material term of any of such agreements, and neither Seller nor Oasis is presently engaged in a renegotiation or redetermination of any material term of any such agreements.

         3.28 Seller's Investigation. In connection with the representations and warranties set forth herein, Seller has interviewed each of the following employees of Oasis as to whether he or she is aware of any exceptions to the representations and warranties set forth opposite his or her name or whether anything must be added to the Schedules relevant to such representations and warranties in order to make such representations and warranties accurate:

            Name                             Section Numbers
            ----                             ---------------
            Joe Scharnberg                   3.2(a), 3.6(b), 3.7, 3.8(a), (b), (c), (d), (e), (f),
                                             (g), (h), (i), (j), (k), (l), 3.9(b)(i), (b)(ii), (b)(v),
                                             (b)(vi), (c), (d), (e), (f), 3.10, 3.11(a), (b), 3.12,
                                             3.13(b), 3.15, 3.16, 3.17(a), (c), 3.20, 3.21, 3.22,
                                             3.24(b), (c), (e), (f)

            Sandra Grimes                    3.3(a), (b), 3.9(c), 3.12(a), 3.13(a), 3.17(b),
                                             3.27(a), (b)

            Cliff Reed                       3.6(b), 3.8(a), (b), (f), (o), 3.17(a), 3.25(a), (b),
                                             (c), (d), (e), (f), (g)


                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1     Organization.

                 (a) Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to enter into this Agreement and all other agreements to be executed and delivered by Buyer hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

                 (b) The execution of this Agreement and all other agreements contemplated to be executed and delivered by Buyer have been duly authorized by all necessary action of Buyer and its partners, which actions have not been amended or modified or canceled and no further corporate action is required by Buyer in connection therewith. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                 (c) Except as set forth in Schedule 4.1(c), neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby in accordance with the terms of this Agreement and such other agreements nor compliance with the provisions hereof or thereof by Buyer will, with or without the passage of time or the giving of notice, or both: (i) require any consent or approval of the members or other governing body of Buyer which has not already been obtained; (ii) conflict with, constitute a breach, violation or termination of any provision of, or constitute a default under, any Contracts or Other Agreements to which Buyer is a party or by which Buyer is bound or to which any of the Property of Buyer is subject, other than conflicts, breaches, violations, terminations and defaults which in the aggregate are not material, (iii) result in an acceleration or increase of any amounts due under any instrument evidencing debt of Buyer, (iv) conflict with or violate the Organizational Documents of Buyer, or (v) violate any Law applicable to Buyer or any of its Property, other than violations which in the aggregate are not material.

         4.2 Finder's Fee. None of Buyer nor any of Buyer's Affiliates has employed or retained any broker, agent, finder or other party or incurred any obligation for brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby either of the Companies or Seller or any of their Affiliates may be obligated to pay such a fee or a commission.

         4.3 No Adverse Action. There are no actions, suits, claims or legal administrative, arbitration or other proceedings or governmental investigations or examinations, pending or to the Knowledge of Buyer threatened, or injunctions or orders entered, pending or to the Knowledge of Buyer threatened, against any of Buyer or any of its Affiliates or any of its business or Property, at law or in equity, before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, or any arbitrator or arbitration tribunal, domestic or foreign, to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages, which if decided adversely would adversely affect the ability of Buyer or its permitted successors or assigns to consummate the transactions provided for in this Agreement.

         4.4 Approvals, Licenses and Authorizations. Except as set forth on Schedule 4.4 or as may be required by the HSR Act, (i) no order, license, consent, waiver, authorization or approval of, or exemption by, or giving of notice to, or filing or registration with or the taking of any other action by or in respect of, any Person (including without limitation any Governmental or Other Regulatory Body), and (ii) no filing, recording, publication or registration in any public office or any other place, is required by or on behalf of Buyer in order to (x) authorize Buyer's execution, delivery, and performance of this Agreement or any other agreement, document or instrument contemplated hereby to be executed and delivered by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby, or (y) to assure the legality, validity, binding effect, or enforceability of this Agreement or such other agreements, documents or instruments.

         4.5 Investment Intent, Etc.. Buyer is purchasing the Shares for its own account for investment and not with a view to, or for a sale in connection with, any public distribution within the meaning of the Securities Act of 1933, as amended. Buyer can afford to bear the economic risk of the investment it is making hereunder for an indefinite period of time. Buyer has received all such information and has had an opportunity to ask and has received answers to such questions as are necessary to enable Buyer to fully evaluate and understand the purchase of Shares contemplated hereby.

         4.6 Other Acquisitions. None of Buyer, Buyer's limited partner, AQP Acquisitions LLC, Buyer's general partner, AQP Newco Corporation, and the members of AQP Acquisitions, LLC, Aquila Gas Pipeline

Corporation and Aquila Energy Corporation, are presently involved in any negotiations, are presently obligated by any contract, for the acquisition by any of them of any assets, which acquisition could, to the Knowledge of Buyer, be reasonably expected to materially interfere with the ability of Buyer to obtain the necessary clearances under the HSR Act for the consummation of the transactions provided for hereunder.

         4.7 Funding. Buyer has delivered to Seller the following documents in relation to availability of funding of the Purchase Price: Letter dated of even date herewith addressed to Seller from Aquila Energy Corporation in the Form of Schedule 4.7(a); Letter dated of even date herewith addressed to Seller from Aquila Gas Pipeline Corporation in the Form of Schedule 4.7(b); and Letter dated of even date herewith addressed to Seller from AQP Acquisitions LLC in the Form of Schedule 4.7(c). Each of such documents is in full force and effect, and constitutes the valid and binding obligation of the Person executing it, enforceable in accordance with its terms.

                                   ARTICLE 5.
                         ACCESS TO INFORMATION BY BUYER

         5.1     Prior to Closing.

                 (a) Until the Closing or the earlier termination of this Agreement, Seller will furnish Buyer, and its officers, employees, accountants, attorneys, representatives and agents with all financial, operating, engineering and other data and information concerning the Shares, the Businesses and Property of the Companies, and the Transportation Rights as Buyer shall from time to time reasonably request, and will accord Buyer or its authorized representatives reasonable access to the properties, books, records, contracts and documents (including tax returns filed and those in preparation) of the Companies, and will give such persons the opportunity to ask questions of, and receive answers from, appropriate representatives of the Companies and Seller.

                 (b) Buyer's rights to access to information as set forth in Section 5.1(a) will be limited to such requests as are reasonably related to this Agreement and the consummation of the transactions contemplated hereunder and shall not unreasonably interfere with the day to day operations of the Companies. Buyer hereby agrees to assume the risk of personal injury to its representatives during the course of its investigation of the Companies and Businesses, REGARDLESS OF ANY ALLEGED OR ACTUAL NEGLIGENCE ON THE PART OF THE SELLER, EITHER COMPANY, OR THEIR RESPECTIVE AFFILIATES, OR ANY PERSON AFFILIATED WITH ANY OF THE FOREGOING. Except as expressly contemplated or required hereunder, neither Buyer nor its agents or representatives shall contact any Governmental Authority prior to the Closing regarding the assets or operations of the Companies without Seller's prior written consent.

         5.2 Confidentiality. The Confidentiality Agreements, dated November 20, 1995 and January 17, 1996, respectively between Seller and Buyer regarding Seller's interests in Oasis, and all amendments and replacements thereof (the "Buyer Confidentiality Agreements") shall continue in full force and effect during the period prior to Closing, and shall survive any termination of this Agreement pursuant to Article 12. Upon the Closing, the Buyer Confidentiality Agreements shall be governed by the letter agreement of even date herewith between Seller and Buyer relevant thereto.

                                   ARTICLE 6.
                             ADDITIONAL AGREEMENTS

         6.1 Actions Prior to Closing. From the date hereof to the Closing or the earlier termination of this Agreement, except as contemplated by this Agreement or as described on Schedule 6.1, Seller covenants and agrees that, unless the prior written consent of Buyer is obtained, it and its Affiliates will not take any action or agree to take any action, and will not permit or cause either Company to take any action or agree to take any action which would result in a violation of any of the following proscriptions:

                 (a) The Business of each Company will be carried on in the usual and ordinary course of business and each Company will use all reasonable efforts to preserve its present Business, business organization, facilities, operations, and Property intact, keep available the services of its present officers and employees and preserve its present relationships with Persons having business dealings with it, and shall not make or institute any methods of manufacture, purchase, sale, lease, management, accounting or operation which are not reasonable and consistent with the usual and ordinary course of business of such Company;

                 (b) Neither Company shall make any, or agree to make any, distributions to its shareholders, declare or pay any Dividends or declare or pay any similar payments, directly or indirectly, provided, that Oasis may declare and pay cash Dividends on the Common Stock and the Preference Stock; provided, such Dividends are consistent with past practices and are in the ordinary course of operations of the Companies; and provided, further, that Seller shall inform Buyer of the declaration of such Dividends as soon as practicable.

                 (c) Neither Company will (i) incur any obligation or Liability or assume, guarantee, endorse or otherwise become responsible for the Liabilities or obligations of any other Person (whether absolute, accrued, contingent or otherwise), except trade or business obligations incurred in the ordinary course of business; (ii) discharge or satisfy any material Lien or Other Encumbrance or pay any obligation or Liability (whether absolute, accrued, contingent or otherwise), other than in the ordinary course of business; (iii) mortgage, pledge, create or subject to a Lien or Other Encumbrance any of its existing Property other than Permitted Liens and Encumbrances other than in the ordinary course of business; (iv) sell, assign, transfer, lease or otherwise dispose of any of its Property, except in the ordinary course of business, or acquire any Property or any interest therein except in the ordinary course of business, provided that sales or purchases on arm's-length terms of immaterial Property of Oasis not in excess of $100,000 in the aggregate and commitments pursuant to and consistent with the Capital Improvement Program shall not be deemed a violation of this Section 6.1(c)(iv);
(v) amend, terminate, waive or release any material rights or claims or cancel any material debt owing to or claimed by such Company other than in the ordinary course of business; (vi) transfer or grant any material rights under any inventions, trademarks, trade names, service marks or copyrights, or registrations or licenses thereof or applications therefor, or with respect to any know-how or other proprietary or trade rights; (vii) modify or change in any material respect any Material Contracts other than in the ordinary course of business; (viii) enter into any transaction, contract or commitment which by reason of its size or otherwise is material to the Business or financial condition of such Company; (ix) enter into any Material Contract which is not in the ordinary course of business;

                 (d) Neither Company will (i) amend or terminate any of its Organizational Documents, (ii) make any change in authorized or issued capital stock or any purchase, redemption, retirement or other acquisition by either Company of any such capital stock, (iii) enter into any merger or consolidation, (iv) change the character of its business, (v) make any option, warrant, call, right, commitment or any other agreement of any character obligating it to issue any shares of its capital stock (including, without limitation, any grant of employee stock options),(vi) issue any securities, or (vii) sell or otherwise dispose of all or a material portion of its assets other than in the ordinary course of business;

                 (e) Neither Company will take any action or omit to take any action, or permit any act or omission to act, which will cause a breach of any contractual obligation which, individually or in the aggregate, would have a Material Adverse Effect;

                 (f) Neither Company will permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or modified or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation, replacement policies providing substantially the same coverage are in full force and effect;

                 (g) Neither Company will make any loan to, or enter into any business transaction of any other nature with, any officer or director of Oasis or Seller or any Affiliate thereof;

                 (h) The Companies will timely file all tax returns and reports required to be filed or extensions thereof with any Governmental or Other Regulatory Body, and pay or make adequate provision for payment of all amounts indicated thereon to be due; or

                 (i) Seller will not vote its shares of capital stock of Oasis in favor of any transaction involving the sale or other disposition of all or substantially all of the assets of either Company or any merger, consolidation, business combination dissolution, liquidation or similar transaction involving either Company.

         6.2 Hart-Scott-Rodino Filings. Seller and Buyer, promptly after execution of this Agreement, will assist each other in gathering information relevant to the notification reports required under the HSR Act and the rules of the Federal Trade Commission thereunder in connection with the transactions contemplated by this Agreement, will file such completed notification reports (with Buyer paying the applicable fee in respect to its filing), will cooperate with each other in attempting to secure early termination of the applicable waiting periods under such Act, and, upon the request of either the Federal Trade Commission or the United States Department of Justice, will exercise their respective best efforts to supply such agencies with any additional requested information as expeditiously as possible.

         6.3 Information. Prior to the Closing: (i) Seller will promptly inform Buyer in writing of any litigation commenced, or any material claim asserted, against Seller or either Company in respect of the transactions contemplated by this Agreement; and (ii) Buyer will promptly inform Seller in writing of any litigation commenced, or any material claim asserted, against Buyer in respect of the transactions contemplated by this Agreement.

         6.4 Taxation. Seller and Buyer shall cooperate fully with each other in connection with the filing of all tax returns and in connection with any audit examination of, or tax controversy with, either of the Companies by any governmental taxing authority. Such cooperation shall include, without limitation, the furnishing or making available of records, books of account, and other materials (i) necessary or helpful for the filing of such return,
(ii) for use in the audit examination, and (iii) for the defense against the claim by any taxing authority for additional income or other tax with respect to either of the Companies.

         6.5 Further Assurances. Each party shall execute and deliver or cause to be executed and delivered to the other party such further instruments of transfer, assignment and conveyance as such other party may reasonably require to more effectively carry out the transfer of the Interests and the consummation of the transactions contemplated by this Agreement.

         6.6     Compliance.  Each of Seller and Buyer agrees to:

                 (a) Use reasonable best efforts to cause all obligations imposed upon it hereunder to be duly complied with, and to cause all conditions precedent to its obligations hereunder to be satisfied prior to the Termination Date;

                 (b) Use reasonable best efforts to obtain any and all consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses necessary for the consummation of the transactions contemplated by this Agreement (and, in this regard, Seller shall use its reasonable best efforts to obtain any required consents or agreements from Oasis);

                 (c) Promptly notify all parties to this Agreement of the occurrence of any event or the failure of any event to occur within its knowledge as a result of which any representation or warranty made by it in this Agreement would cease to be true or which results in a failure by it to comply or be able to comply with any of its covenants, conditions or agreements contained in this Agreement; and

                 (d) Make appropriate filings and reports with the Texas Railroad Commission under the Texas Gas Utility Regulatory Act.

         6.7 Delivery of Corporate Documents. At the Closing, Seller shall provide to Buyer copies of such books, records and contract files, which are in Seller's or its Affiliates' possession and which relate to the Interests, as Buyer shall reasonably require in connection with the ownership, administration and operation of the Interests. Seller may retain any such books, records and contract files as Seller shall reasonably require in connection with its ownership or former ownership of capital stock of Oasis or transportation rights on the Pipeline. Buyer agrees that, to the extent it can reasonably obtain copies of materials directly from the Companies, it will do so in lieu of requesting such copies from Seller.

         6.8 Post Closing Access to Information. Following the Closing each party shall, as reasonably requested by the other, use all reasonable efforts to make available to the requesting party such information and documents relating to the Interests as the requesting party requests in connection with such party's ownership or former ownership of the Interests. The parties shall use all reasonable efforts to make available to each other accountants and auditors of the Companies in connection with the foregoing.
The party requesting such information, documents and availability of accountants and auditors shall pay the costs and expenses of the other party in connection with the foregoing. The foregoing shall not obligate a party to make a disclosure that would cause the waiver of a legal privilege.

         6.9 Limitation of Seller's Duties. Buyer and Seller agree that nothing in this Article VI shall be interpreted as requiring Seller to take any action or to fail to take any action or to cause either of the Companies to take any action or to fail to take any action, if the taking of such action, or the failure to take such action, would constitute the breach by Seller (or any employee of Seller acting as a director or officer of either Company) of any fiduciary or other duty owed by Seller or such employee to Oasis or any other shareholder of Oasis.

         6.10 Consent and Waiver. At or prior to the Closing, Buyer shall deliver the Consent and Waiver in the form set forth as Schedule 6.10 to Seller and to the HPL Beneficiaries as defined therein.

                                   ARTICLE 7.
        CONDITIONS TO BUYER'S OBLIGATION TO CONSUMMATE THE TRANSACTIONS

         The obligation of Buyer to consummate the transactions contemplated hereunder is subject to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, Buyer may nevertheless proceed with the Closing.

         7.1 Compliance With Agreement. Seller shall, in all material respects, have performed all of its obligations and agreements, and complied with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by it on or prior to the Closing Date. For purposes of determining whether the conditions set forth in this
Section 7.1 have been satisfied, the provisions of Section 6.9 shall not be taken into account; provided however that the preceding language of this sentence shall not in any manner or under any circumstance result in or permit any claim against Seller.

         7.2 Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on the Closing Date, except to the extent that failure to be true, complete and correct is caused by any occurrence or circumstance of general applicability to the energy industry or the national or Texas economy.

         7.3 Certificate. Seller shall have delivered to Buyer a certificate dated the Closing Date, in the form attached as Schedule 7.3, and signed by one of its duly authorized officers.

         7.4 Good Standing. Seller shall have delivered to Buyer certificates issued by appropriate governmental authorities evidencing the good standing of each of Oasis, Oasis Finance and Seller as of a date or dates not more than ten (10) days prior to the Closing Date as a corporation of the state in which it was organized, and, if such state of organization is different from Texas, as a corporation qualified to do business in Texas, and a telegram from such authorities evidencing the good standing of Oasis and Oasis Finance.

         7.5 Tax certificate. Seller shall have delivered to Buyer a certificate in accordance with the terms of Section 1445 of the Code certifying that neither Company is a foreign corporation, foreign partnership, foreign trust or foreign estate.

         7.6 Receipt. Seller shall have duly executed and delivered to Buyer an instrument acknowledging payment of the Purchase Price specified in
Section 2.2 above.

         7.7 Waiting Periods. The filing requirements of the HSR Act relating to the transactions contemplated by this Agreement shall have been complied with and the waiting period related thereto terminated or expired and there shall be no action taken or instituted by the Department of Justice or the Federal Trade Commission or any Other Regulatory Body to delay or otherwise enjoin the transactions contemplated hereby, which action has not been settled, terminated or dismissed that prohibits the transactions contemplated hereby or is unduly burdensome to any party hereto.

         7.8 No Prohibition. As of the Closing Date there shall be no writ, injunction, preliminary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions contemplated hereby not be consummated nor shall the consummation of the transactions contemplated hereby occur if such consummation is prohibited by any Laws.

         7.9 Proceedings Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall have been approved as to form and substance by legal counsel to Buyer which approval shall not unreasonably be withheld.

         7.10 Absence of Material Adverse Effect. From the date of signing of this Agreement through the Closing, no events, conditions or other facts shall have occurred or, to the Knowledge of Seller, shall be threatened or in existence, which events, conditions, or other facts (individually, or in the aggregate) shall have caused or are likely hereafter to cause a Material Adverse Effect except for any occurrence or circumstance of general applicability to the energy industry or the national or Texas economy.

         7.11 No Claim Regarding the Interests. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Interests, or (b) is entitled to all or any portion of the Purchase Price.

         7.12 Agreement with Other Principal. Buyer shall have entered into an agreement with the other shareholder of Oasis (other than Seller) pursuant to Section 3(d) of the 1989 Capital Stock Agreement. The form attached as
Schedule 7.12 is hereby approved by the parties. Such other form may be used to which the parties mutually agree, which agreement shall not be unreasonably withheld by either party.

         7.13 Assurance by Dow. Dow shall have delivered to Buyer the letter agreement regarding assurance, in the form of Schedule 7.13. Seller agrees to cause Dow to deliver such letter agreement at the Closing.

         7.14    Consents.  The consents or other actions identified on
Schedule 3.5 shall have been obtained or taken.

                                   ARTICLE 8.
        CONDITIONS TO SELLER'S OBLIGATION TO CONSUMMATE THE TRANSACTION

         The obligation of Seller to consummate the transactions contemplated hereunder is subject to the satisfaction on or prior to the Closing Date of the conditions set forth below. Notwithstanding the failure of any one or more of such conditions, Seller may nevertheless proceed with the Closing.

         8.1 Compliance With Agreement. Buyer shall, in all material respects, have performed all of its obligations and agreements, and complied with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by Buyer on or prior to the Closing Date.

         8.2 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on the Closing Date.

         8.3 Certificate. Buyer shall have delivered to Seller a certificate, in the form attached as Schedule 8.3, dated the Closing Date and signed by a duly authorized officer of Buyer's general partner.

         8.4 Authorization. Seller shall have received from Buyer a copy of resolutions duly adopted by the board of directors of the general partner of Buyer and relevant extracts of the Limited Partnership

Agreement of Buyer, duly authorizing the execution, delivery and performance by Buyer of this Agreement and each other agreement and instrument contemplated hereby, together with certificates as to the incumbency and setting forth the signatures of the officers of the general partner of Buyer authorized to execute and deliver such documents on behalf of Buyer.

         8.5 Good Standing. Buyer shall have delivered to Seller a certificate issued by the appropriate governmental authority evidencing the good standing of Buyer as of a date not more than ten (10) days prior to the Closing Date as a limited partnership in the state in which it was organized and a telegram from such authority evidencing the good standing of Buyer as of the Closing Date.

         8.6 Receipts. Buyer shall have duly executed and delivered to Seller, an instrument acknowledging the receipt of the Interests to be transferred and all other deliveries made pursuant hereto.

         8.7 Waiting Periods. The filing requirements of the HSR Act relating to the transactions contemplated by this Agreement shall have been complied with and the waiting period related thereto terminated or expired and there shall be no action taken or instituted by the Department of Justice or the Federal Trade Commission or any Other Regulatory Body to delay or otherwise enjoin the transactions contemplated hereby, which action has not been settled, terminated or dismissed that prohibits the transaction contemplated hereby or is unduly burdensome to any party hereto.

         8.8 No Prohibition. As of the Closing Date there shall be no writ, injunction, preliminary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions contemplated hereby not be consummated nor shall the consummation of the transactions contemplated hereby occur if such consummation is prohibited by any Laws.

         8.9 Proceedings Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall have been approved as to form and substance by legal counsel to Seller which approval shall not unreasonably be withheld.

         8.10 No Claim Regarding the Interests. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Interests, or (b) is entitled to all or any portion of the Purchase Price.

         8.11 Other Agreements. As to those agreements listed on Schedule 8.11(a), Seller and its Affiliates either (i) shall have been fully released from all obligations to third parties in respect of those agreements, or (ii) shall have received the agreement from Aquila Gas Pipeline Corporation, in the form of Schedule 8.11(b). Buyer also shall have delivered to Texas Commerce Bank National Association, as Trustee under a Trust Indenture dated as of February 1, 1990, the documents required under Sections 8(ii), 8(iii), and 8(vi) of that certain Dow Consent and Agreement dated February 1, 1990 (the "Dow Consent"), and the approval referred to in Section 8(vii) of the Dow Consent shall have been obtained. Buyer shall pay on behalf of Seller the fees and expenses of the Trustee and Noteholder's counsel referred to in Section 8 of the Dow Consent.

         8.12 Agreement with Other Principal. Buyer shall have entered into the agreement required pursuant to Section 7.12.

         8.13 Assurance by Aquila Gas Pipeline Corporation. Aquila Gas Pipeline Corporation shall have delivered to Seller the letter agreement regarding assurance, in the form of Schedule 8.13. Buyer agrees to cause Aquila Gas Pipeline Corporation to deliver such letter agreement at the Closing.

         8.14    Consent.  The consents or other actions identified on Schedule
3.5 shall have been obtained or taken.

                                   ARTICLE 9
                                    REMEDIES

         9.1     Definitions.     The following shall constitute an "Event of
Default":

                 (i) failure to observe any covenant to be performed or observed by a party hereunder; or

                 (ii) any representation or warranty made by a party in any of this Agreement or any schedule or certificate delivered by such party pursuant to this Agreement shall be incorrect.

         For purposes of determining whether an Event of Default has occurred for which a claim may be made under this Article 9 as a result of the inaccuracy of a representation or warranty, any Materiality Requirement (as defined below) in any such representation or warranty shall be deemed to have been satisfied if the Losses (as defined below) to a party resulting from any condition, event or state of facts to which such Materiality Requirement applies will exceed $20,000. (In the case of Losses sustained or incurred by Buyer with respect to losses, damages or costs to the Companies, the $20,000 amount is equivalent to losses, damages and costs to the Companies of $133,333.33.) As used in this Article 9, a "Materiality Requirement" shall mean any requirement in a representation or warranty that a condition, event or state of facts be "material," correct or true in "all material respects," have a "Material Adverse Effect," or be "significant," in order for such a condition, event or state of facts to cause such representation or warranty to be inaccurate. Also, for purposes of this Article 9, the phrase "Seller believes that" shall be deemed to have been deleted from the last sentence of
Section 3.25(g).

         9.2 Losses. A nondefaulting party (the "Injured Party") shall be entitled to recover from the defaulting party (the "Defaulting Party"), and the Defaulting Party shall pay to the Injured Party, all Losses to the Injured Party as a result of each Event of Default. "Losses" shall mean the losses, damages and costs (including reasonable attorney's fees) incurred or sustained by the Injured Party; provided (i) "Losses" shall not include internal overhead and general administrative costs of a party; and (ii) no punitive, speculative, or consequential losses shall be included unless they are part of a final judgment which has been rendered against a Company and is not subject to further appeal, or part of a settlement of a third party claim which settlement Seller has concurred with (which concurrence shall not be unreasonably withheld by Seller). In the case of any inaccuracy of a representation or warranty of Seller relating to the assets, operations, financial condition, Business or Property of either Company, Buyer's Losses shall be equal to (x) .15 multiplied by (y) the losses, damages and costs (including reasonable attorney's fees) incurred or sustained by the Companies which would not have been so incurred or sustained had the representation or warranty been accurate with respect to the matter at issue. The fact that losses, damages and costs are incurred or sustained by the Companies shall not cause such losses, damages and costs to be deemed "consequential losses" to Buyer as such term is used in this Section 9.2.

         9.3 Survival. No party shall be entitled to make any claim with respect to an Event of Default unless notice of such claim is given pursuant to
Section 9.6 on or before the third anniversary of the Closing; provided, however, such limitation shall be the fourth anniversary of the Closing in respect of claims involving Events of Default arising with respect to the representations and warranties set forth in Section 3.1 through and including 3.5, 3.6(a), 3.26, 4.1, 4.2, 4.4 and 4.5, and, in respect of claims involving Events of Default arising with respect to the representations and warranties set forth in Section 3.21, shall be the shorter of (i) the date upon which all applicable statutes of limitations (including, to the extent consented to by Seller (which consent shall not be unreasonably withheld by Seller), any extensions or waivers thereof) expire as to the matter causing such an Event of Default, or (ii) the sixth anniversary of the Closing.

         9.4     Limitations on Claims.

                 (a) Except as provided in Section 9.4(b) Buyer shall not make any claim in respect of any Event of Default hereunder unless the claim involves Losses of more than $20,000 (a "Minimum Claim"); provided, that costs of investigation shall not be included in the calculation of Losses for purposes of this sentence except for (i) reasonable costs of investigation incurred or sustained by the Companies, and (ii) reasonable costs of investigation incurred or sustained by Buyer as a result of a claim by any Person not affiliated with Buyer, which, if determined adversely to Buyer, would result in an Event of Default due to an inaccuracy of the representations and warranties set forth in Sections 3.1 through and including 3.5, or 3.6(a).

                 (b) Notwithstanding Section 9.4(a), there shall be no minimum amount required for a claim by Buyer in respect of any Event of Default arising with respect to the representations and warranties set forth in Sections 3.1 through and including 3.5, 3.6(a), 3.21 and 3.26 (such Sections being the "Excluded Sections") and Section 3.25(g).

                 (c) The following limits shall apply to claims by Buyer in respect of Events of Default other than with regard to representations and warranties set forth in the Excluded Sections and other than breaches of the Excluded Covenants (as defined below):

                          (i) Buyer shall not make any claim in respect of the first $900,000 of Losses in respect of Minimum Claims, taken in the aggregate, arising with respect to representations and warranties of Seller other than those set forth in the Excluded Sections; and

                          (ii) Buyer shall be entitled to recover one-half of its Losses in respect of Minimum Claims, taken in the aggregate, and arising with respect to representations and warranties of Seller other than those set forth in the Excluded Sections, to the extent that such aggregate total exceeds $900,000 and is equal to or less than $1,900,000 on a cumulative basis.

                 (d) Seller's obligations to Buyer under this Article 9 for Losses in respect of Events of Default arising in respect of Seller's representations and warranties other than the Excluded Sections and for any other Events of Default other than breaches of any Excluded Covenant, shall not, in the aggregate, exceed $10,000,000. "Excluded Covenant" means any of the covenants set forth in Sections 6.1(b), 6.1(d), 6.1(i), 6.2, 6.5 and 7.13. Further, in no event shall Seller's obligations to Buyer under this Article 9, in the aggregate, exceed the Purchase Price.

                 (e) (i) With respect to any Event of Default arising under Article 3, Buyer shall assert its claim with respect to such Event of Default under the section of Article 3 that most specifically describes the condition, event or state of facts in question. (ii) Claims relating to the matters described in any of Sections 3.1 through and including 3.5, 3.6(a), 3.21, 3.23, 3.25 and 3.26 shall be asserted by Buyer in respect of the applicable provision or provisions of such sections. (iii) Nothing in Section 9.4(e)(i) shall require Buyer to assert any claim referred to in Section 9.4(e)(ii) under any provision of Article 3 other than the sections referred to in Section 9.4(e)(ii). (iv) Nothing in this Agreement shall be interpreted to permit either party to obtain a double recovery of any Losses.

         9.5     Collateral Source Recoveries; Income Tax Recoveries.

                 (a)      To the extent that any claim of a party under this
Article 9 either (i) is paid or satisfied by insurance or from recoveries from other third parties or (ii) is covered by reserves included in the Closing Date Balance Sheet for the matter which is the subject of such claim, the Losses incurred or sustained by such party in respect of such claim shall be reduced by the amount of such insurance payment, other recoveries or reserves.

                 (b) (i) For purposes of this Section 9.5(b): "Tax Matters Losses" shall mean (x) .15 multiplied by (y) losses, damages or costs sustained or incurred by the Companies in respect of matters covered by Section 3.21; "Tax Matters Recoveries" means (x) .15 multiplied by (y) the benefit to the Companies of all refunds and credits received by or credited to the Companies on or before the sixth anniversary of the Closing Date in respect of matters covered by Section 3.21 for periods before the Closing Date and which are not received before the Closing Date, and are not reflected on the Closing Date Balance Sheet (including recoveries of amounts accrued on the Closing Date Balance Sheet in respect of the period that includes the Closing Date); and "Tax Matters Payments" means the amounts paid by Seller to Buyer pursuant to this Article 9 in respect of Tax Matters Losses.

                          (ii) Upon each claim by Buyer for Tax Matters Losses
hereunder, Buyer shall be entitled to recover the full amount of such Tax Matters Losses, provided that Tax Matters Losses shall first be offset against any Tax Matters Recoveries, to the extent that such recoveries have not previously been offset against Tax Matters Losses hereunder. Upon the sixth anniversary of the Closing, Buyer shall refund Tax Matters Payments to Seller to the extent that the sum of Tax Matters Payments and Tax Matters Recoveries exceeds Tax Matters Losses (all determined on a cumulative basis); provided, that Buyer's obligations under the foregoing shall never exceed the amount of Tax Matters Payments previously received by Buyer.

         9.6 Notice of an Event of Default. With respect to any Event of Default, the Injured Party may, at its option, notify the Defaulting Party of such Event of Default, which notice shall describe in reasonable detail the facts underlying such assertion. If the Defaulting Party disputes any of the matters set forth in such notice, the Defaulting Party shall notify the Injured Party describing in reasonable detail the basis for such dispute. If the dispute is not resolved within 30 days after the Defaulting Party's receipt of notice from the Injured Party, the president of Seller and the president of Buyer (or their appointed designees) will meet within 7 days to attempt to resolve the dispute. If the dispute is not resolved within 45 days after the Defaulting

Party's receipt of such original notice from the Injured Party, either party may cause the matter to be referred to binding arbitration pursuant to Section
9.7 hereof.

         9.7 Arbitration. Except as otherwise provided in Articles 2 and 11, any dispute arising under or in connection with this Agreement or any other agreement between the parties which is contemplated by the provisions hereof shall be settled by arbitration in Houston, Texas, under the Commercial Arbitration Rules of the American Arbitration Association, except as provided herein. A panel of 3 arbitrators expert in the area of dispute shall adjudicate the dispute. The arbitrators shall have the discretion to impose the costs of the arbitration proceedings, including reasonable attorney's fees, upon the losing party, or divide such costs between the parties on any terms which may appear just. Any decision or award rendered hereunder may be made and entered as a rule or judgment of any court having jurisdiction.

         9.8 Exclusive Remedy. Except as provided in Articles 2 and 11, hereof, each party's remedies referred to in this Article 9 are intended to be the exclusive remedies of such party under this Agreement.

         9.9 Mitigation. Following the Closing, each party shall cooperate to the extent reasonably requested by the other, at such other party's expense, to mitigate and reduce Losses arising under any provision hereof. Further, each party will keep the other reasonably informed following the Closing of any third party claims received by it that it believes may constitute or cause an Event of Default for which a claim may be asserted under this Article 9. Nothing in this Section 9.9 shall be interpreted to require either party to take any action or to fail to take any action or to cause either of the Companies to take any action or to fail to take any action, if the taking of such action or the failure to take such action, would constitute the breach by either party (or any employee of either party acting as a director or officer of either Company) of any fiduciary or other duty owed by such party or such employee to Oasis or to any other shareholder of Oasis.

         9.10    Examples.  For purposes of illustration of the provisions of
Article 9, the following examples are used:

                 (a) If Oasis were required by the IRS to pay an additional $2,000,000 in taxes due to underpayment of Federal income tax for 1994, and interest and penalties, Buyer would recover $300,000 from Seller (the losses sustained by Oasis multiplied by .15). Tax matters are covered by
Section 3.21, and thus are not subject to the limits set forth in Section 9.4(c). If, thereafter, Buyer sustained a Loss of $11,400,000 in respect of
Section 3.25 (equivalent to Oasis losses of $76,000,000), Buyer would be entitled to a recovery of $10,000,000 from Seller, assuming no other Losses subject to the limitations set forth in Section 9.4(c) had previously been recovered from Seller. The previous recovery in respect of Section 3.21 would not affect the amounts recoverable under Section 9.4(d) in respect of representations and warranties which are not contained in the Excluded Sections.

                 (b) With respect to Section 9.5(b), if Buyer sustains Tax Matters Losses of $200,000 in the fourth year following the Closing, Buyer would be entitled to recover $200,000 from Seller in respect of such Losses. If, in the following year, there were Tax Matters Losses of $100,000, and Tax Matters Recoveries of $200,000, Buyer would not recover any payment from Seller because Tax Matters Recoveries had been recovered and are used to offset Seller's liability for Tax Matters Losses. If no further Tax Matters Losses were sustained prior to the sixth anniversary of the Closing, Buyer would pay $100,000 to Seller. The $100,000 represents the difference between cumulative Tax Matters Losses, netted against cumulative Tax Matters Recoveries ($300,000 minus $200,000 = $100,000) and cumulative Tax Matters Payments received by Buyer ($200,000).

                 (c) If Oasis were subjected to a $120,000 judgment for default under a contract covered by Section 3.11, Buyer would not recover anything with respect to such matter. The "Losses" to Buyer would be $18,000 (.15 multiplied by $120,000), and thus would not reach the Minimum Claim requirements set forth in Section 9.4(a). If the same judgment were $200,000, such matter would satisfy the Minimum Claim requirement because the "Losses" to Buyer (.15 multiplied by $200,000 = $30,000) exceed $20,000. However, Buyer would not be entitled to any recovery unless all of Buyer's "Losses" from Events of Default covered by Section 9.4(c) exceed $900,000, and then only to the extent of the excess. If Buyer previously had $890,000 in Losses covered by Section 9.4(c), then the $30,000 Loss would entitle Buyer to a recovery of $10,000 from Seller. (In the immediately preceding sentence, the first $10,000 of such Loss would bring the total Losses covered by Section 9.4(c) to $900,000, which is the amount for which Buyer has no claim under Section 9.4(c)(i) in regard to Events of Default covered by Section 9.4(c)(i); the remaining $20,000 is subject to the 50% limit set forth in Section 9.4(c)(ii).) If Buyer previously had $950,000 in Losses covered by Section 9.4(c), then the $30,000 Loss would entitle Buyer to a recovery of $15,000 from Seller. If Buyer previously had $1,900,000 in Losses covered by Section 9.4(c), then the $30,000 Loss would entitle Buyer to a recovery of $30,000 from Seller.

                 (d) If Oasis were subjected to $150,000 in costs due to failure of an Employment Arrangement to comply with Law, the Buyer's Losses (.15 multiplied by $150,000 = $22,500) would meet the Materiality Requirement set forth in Section 3.24(f) because it is in excess of $20,000, and also would meet the requirements for a Minimum Claim (again, because it is in excess of $20,000).

                                  ARTICLE 10.
                                    EXPENSES

     Except as otherwise provided in this Agreement, Seller agrees to pay without right of reimbursement from Buyer, or either Company, the costs incurred by Seller, and Buyer agrees to pay, without right of reimbursement from Seller or either Company, the costs incurred by it, incident to the preparation and execution of this Agreement and performance of their respective obligations hereunder whether or not the transactions contemplated by this Agreement shall be consummated, including, without limitation, the fees and disbursements of legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

                                  ARTICLE 11.
                                  TERMINATION

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a)      by mutual agreement of Buyer and Seller;

                 (b) by either Buyer or Seller if the Closing has not taken place on or before August 15, 1996 (the "Termination Date") (and if all closing conditions are satisfied after August 1, 1996, but prior to or on August 15, 1996, the Closing shall take place on August 15, 1996, even though such day is not the first business day of the month); or

                 (c) by Buyer or Seller, as the case may be, if any of the conditions precedent to the performance of the obligations of the party giving notice of termination shall not have been fulfilled and cannot be fulfilled on or prior to the Closing and shall not have been waived in writing by such party.

         11.2    Remedies Upon Termination.

                 (a) Except as provided in Section 11.2(b), there shall be no liability on the parties hereto as a result of termination of this Agreement. Buyer and Seller shall have the right to specific performance of this Agreement if the Agreement is not otherwise terminated in accordance with the terms hereof.

                 (b) In the event of: (i) a party wrongfully refusing to consummate the transactions contemplated by this Agreement; or (ii) a party failing to perform its covenants set forth in Article 6 hereof; or (iii) Seller failing to cause the fulfillment of conditions within its control set forth in
Article 7; or (iv) Buyer failing to cause the fulfillment of the conditions within its control set forth in Article 8; (such party refusing, failing or breaching herein referred to the "Defaulting Party"), the non-Defaulting Party shall be entitled, in addition to its right of termination provided in Section 11.1, to (A) seek and obtain specific performance of this Agreement or (B) seek the remedies provided in Article 9 hereof.

         11.3 Notice. Any party hereto may exercise its right of termination of this Agreement only by delivering written notice to that effect to the other party hereto, provided that such notice is received by the latter party no later than two Business Days prior to the stated date of termination.

         11.4 Survival. Notwithstanding any other provision in this Agreement to the contrary, in the event that this Agreement shall be terminated by any party in accordance with the provisions of Article 11 or otherwise, the provisions contained in Section 5.2, and Article 10 and Article 11 shall survive such termination indefinitely.

                                  ARTICLE 12.
                                 MISCELLANEOUS

         12.1 Notices. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service, with delivery confirmed, or telexed or telecopied, with receipt confirmed, addressed as follows:

                          If to Seller:

                          Name:
                                  Dow Hydrocarbons and Resources, Inc.
                                  400 West Sam Houston Parkway, South
                                  Houston, Texas 77042-1299
                                  Fax:  (713)978-3690
                                  Attention:    R.W. Jewell
                                                Vice President, Fuels and Energy


                          With a copy to:
                                  Dow Hydrocarbons and Resources, Inc.
                                  2301 North Brazosport Boulevard
                                  A.P. Beutel Building
                                  Freeport, Texas 77541-3257
                                  Fax:  (409)238-3587

                               Attention:    Kenneth R. Fitzpatrick
                                             Senior Counsel



                       If to Buyer:

                       Name:
                               AQP Holdings LP,
                               c/o Aquila Energy Corporation
                               10370 Richmond Avenue, Suite 700
                               Houston, Texas 77042-4137
                               Fax:  (713)268-2102
                               Attention:    John A. Shealy
                                             Vice President


                       With a copy to:
                               AQP Holdings LP,
                               c/o Aquila Gas Pipeline Company
                               100 North East Loop 410, Suite 1000
                               San Antonio, Texas  78216
                               Fax:  (210)340-6341
                               Attention:    Damon Button
                                             Chief Financial Officer

                       and
                               Robin V. Foster
                               Blackwell Sanders Matheny Weary & Lombardi L.C. 2300 Main, Suite 1100
                               Kansas City, Missouri 64141
                               Fax:  (816)274-6914

or such other persons and/or addresses as shall be furnished in writing by any party to the other party, and shall be deemed to have been given as of the date when so personally delivered, three (3) days after when so deposited with the United States mail properly addressed, the next day when delivered during business hours to such overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that such notice was not received by the intended recipient.

         12.2    Parties in Interest and Assignment.

                 (a) This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective successors and assigns, any rights, remedies or obligations or liabilities under or by reason of this Agreement.

                 (b) Neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any Person except by a written agreement executed by Buyer and Seller.

         12.3 Modification. This Agreement may not be amended or modified except by a writing signed by an authorized representative of the party against whom enforcement of the change is sought. No waiver of the performance or breach of, or default under, any condition or obligation hereof shall be deemed to be a waiver of any other performance, or breach of, or default under, the same or any other condition or obligation of this Agreement.

         12.4 Waiver. Each party hereto may, by written notice to the other party hereto: (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement; or
(c) waive compliance by such other party with any of the conditions or covenants of the other contained in this Agreement; or (d) waive performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken by or on behalf of any party, including without limitation any investigation by or on behalf of such party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

         12.5 Entire Agreement. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, representations or warranties between the parties other than those set forth or provided herein.

         12.6 Execution in Multiple Originals. This Agreement may be executed in multiple originals, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

         12.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.8 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such State, including all matters of enforcement, validity and performance, except that any conflict of laws provisions of the laws of the State of Texas shall not be given effect.

         12.9 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

         12.10 Exhibits and Schedules. All Exhibits and Schedules called for by this Agreement and delivered to the parties shall be considered a part hereof with the same force and effect as if the same had been specifically set forth in this Agreement.

         12.11 Negotiated Transaction. The parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and have relied upon the advice of counsel of their choice. The parties affirm that their counsel have both had a substantial role in the drafting and negotiation of this Agreement and, therefore, this Agreement shall be deemed drafted by all of the parties hereto and the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Exhibit or Schedule attached hereto.

         12.12 Public Announcements. The parties shall consult with each other and cooperate with respect to any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein. Neither of the parties hereto nor any Affiliates of the parties, shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without consulting with the other party hereto and affording such other party a reasonable opportunity to comment regarding the content of such disclosure, except that each party may determine what disclosure is required by Law or by obligations pursuant to any listing agreement with a national securities exchange (including the Nasdaq National Market). Seller and Buyer shall consult with each other concerning the means by which the Companies' employees, customers, and suppliers and others having dealings with the Companies will be informed of this Agreement and the transactions contemplated herein, and Buyer shall have the right to consult with Seller as to the form and contents of any such communications to other Persons.

         12.13 Exclusivity of Warranties and Representations. NOTWITHSTANDING ANYTHING CONTAINED IN ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER SELLER NOR BUYER MAKES ANY REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, BEYOND THOSE EXPRESSLY
GIVEN IN THIS AGREEMENT.   EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS
EXPRESSLY MADE BY SELLER IN THIS AGREEMENT, BUYER IS PURCHASING THE INTERESTS "AS IS" WITH ANY AND ALL LATENT AND PATENT DEFECTS.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written

                       DOW HYDROCARBONS AND RESOURCES INC. ("Seller")


                       By:  /s/ R. W. JEWELL
                          ----------------------------------------------------
                       Name:    R. W. Jewell
                       Title:   Vice President


                       AQP HOLDINGS LP
                       ("Buyer")


                       By: AQP NEWCO CORPORATION
                       Title: General Partner


                                By: /s/ JOHN A. SHEALY
                                    ------------------------------------------
                                Name:   John A. Shealy
                                Title:  Vice President